UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Owens Corning

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DATE & TIME:

Thursday, April 19, 2018

10:00 a.m. Eastern Daylight Time

PLACE:

Jones Day

250 Vesey Street

New York, New York 10281

Notice of Annual Meeting of Stockholders and Proxy Statement

Most stockholders have a choice of voting on the Internet, by telephone or by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote on the Internet or by telephone, you do not need to return your proxy card.

ANNUAL MEETING ADMISSION

Only stockholders who are eligible to vote at the Annual Meeting will be admitted to the Annual Meeting. Stockholders must present a form of personal photo identification to be admitted. If your shares are held in the name of a bank, broker or other holder of record, you also must present a brokerage statement or other proof of ownership to be admitted.

HELP US REDUCE PRINTING AND MAILING COSTS

If you share the same last name with other stockholders living in your household, you may receive only one copy of our Notice of Annual Meeting and Proxy Statement and accompanying documents. Please see the response to the question “What is ‘householding’ and how does it affect me?” in the Questions and Answers About the Annual Meeting and Voting section for more information on this stockholder program that eliminates duplicate mailings.

OWENS CORNING

One Owens Corning Parkway

Toledo, Ohio 43659

Notice of Annual Meeting of Stockholders

TIME AND DATE:	10:00 a.m., Eastern Daylight Time on Thursday, April 19, 2018

PLACE:	Jones Day 250 Vesey Street New York, New York 10281

PURPOSE:	1. To elect the 10 director nominees listed in the accompanying proxy statement.

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018.

3. To approve, on an advisory basis, 2017 named executive officer compensation.

4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

RECORD DATE:	You can vote if you were a stockholder of record at the close of business on February 20, 2018.

ANNUAL REPORT:	Our Annual Report for the Fiscal Year Ended December 31, 2017 (“2017 Annual Report”) is enclosed with these materials as a separate booklet.

PROXY VOTING:	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares on the Internet, by telephone or by completing and returning your proxy or voting instruction card. See details under the heading “How do I vote?” in the Questions and Answers About the Annual Meeting and Voting section.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 19, 2018: The Notice of Annual Meeting and Proxy Statement and 2017 Annual Report are available at https://materials.proxyvote.com/690742.

By order of the Board of Directors,

Ava Harter

Secretary

Toledo, Ohio

March 15, 2018

PROXY STATEMENT

PROPOSAL 1

ELECTION OF DIRECTORS

Information Concerning Directors

Currently, the Board of Directors (the “Board”) of Owens Corning (“Owens Corning,” the “Company,” “we,” “us,” or “our”), a Delaware corporation, consists of 12 directors whose terms expire at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”). The Board is fully declassified such that the director nominees will stand for re-election for one-year terms.

F. Philip Handy and James J. McMonagle have attained retirement age and have not been nominated for re-election at the Annual Meeting. Effective as of the Annual Meeting, the then-current size of the Board of Directors will be reduced by two. Our Board has nominated the remaining ten directors for election at the Annual Meeting.

Director Qualifications, Skills and Experience

Pursuant to the Corporate Governance Guidelines adopted by our Board of Directors, nominees for director are selected on the basis of, among other things, experience, knowledge, skills, expertise, mature judgment, acumen, character, integrity, diversity, ability to make independent analytical inquiries, understanding of Owens Corning’s business environment, and willingness to devote adequate time and effort to Board responsibilities. The Board of Directors believes that each of the current directors and nominees for director exhibit these characteristics.

Additionally, the experiences we believe are important for directors to possess are tied to the strategy of the Company and can be generally summarized as follows:

•	Leadership experience at a large and/or global enterprise;

•	Current and/or past public company board experience;

•	Expertise in finance, marketing, public policy, strategy and/or corporate development;

•	Overall experience in the manufacturing sector, with globally distributed businesses, and in innovating business improvement; and

•	Experience with the design, execution and integration of transforming business combinations.

Set forth with each director’s biographical information is a description of the principal experience, qualifications, attributes or skills that led the Board to the conclusion that such individuals should serve as an Owens Corning director.

Board Structure

•	The Board is fully declassified and all directors stand for re-election for one-year terms; and

•	The Company’s bylaws provide for majority voting in uncontested director elections, with a resignation requirement for directors not elected by a majority vote. Directors will be elected by a majority of votes cast at the Annual Meeting. Each person elected at the Annual Meeting will serve until the Annual Meeting of Stockholders in 2019 and until his/her successor is duly elected and qualified.

Your proxy will vote for each of the ten nominees unless you specifically vote against any of the nominees or abstain from voting with respect to a director’s election. Pursuant to our bylaws, majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. “Votes cast” shall include votes against a director and shall exclude abstentions and broker non-votes with respect to a director’s election. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. We do not know of any nominee of the Board of Directors who would be unable to serve if elected.

The Board of Directors recommends that you vote FOR each director nominee named in Proposal 1.

Nominees for Election as Directors for a Term Expiring at the Annual Meeting of Stockholders in 2019

CESAR CONDE, 44 Director Since 2014

Cesar Conde was named Chairman of NBCUniversal International Group and NBCUniversal Telemundo Enterprises, a leading global media company, in September 2015. He joined NBCUniversal in October 2013 and was previously Executive Vice President overseeing NBCUniversal International. Prior to joining NBCUniversal, Mr. Conde served as President of Univision, a leading American media company with a portfolio of Spanish language television networks, radio stations and websites. Mr. Conde, who joined Univision in 2003, served in a variety of senior executive capacities and is credited with transforming it into a leading global, multi-platform media brand. Prior to Univision, Mr. Conde served as the White House Fellow for Secretary of State Colin L. Powell from 2002-2003. Mr. Conde serves on the board of PepsiCo, Inc.

Public Company Directorships in the Last Five Years:

              PepsiCo, Inc.

Director Qualifications: Mr. Conde brings a diverse set of qualifications and perspectives to the Board based on his leadership experience in the public and private sector, including his tenure as a senior executive at NBCUniversal. Mr. Conde’s experience enables him to provide valuable insights to the Board regarding global business strategy, marketing, finance and technology.

ADRIENNE D. ELSNER, 54 Director Since 2018

Ms. Elsner has served as President, U.S. Snacks, Kellogg Company, a manufacturer and marketer of convenience foods, since 2015. From 1992 to 2015, Ms. Elsner served in a number of increasingly senior positions, including Executive Vice President, Chief Marketing Officer with Kraft Foods, Inc., a multinational confectionery, food and beverage conglomerate. Ms. Elsner has served on the board of the Ad Council as well as the Museum of Science and Industry in Chicago. Ms. Elsner was recognized as being among the Forbes 50 Most Influential Global CMOs in 2014.

Director Qualifications: Ms. Elsner brings to the Board, among other skills and qualifications, over 30 years of experience in business, marketing and product innovation. Ms. Elsner has significant experience leading sizeable domestic and international business units of large public companies. Her leadership roles at Kellogg Company and Kraft Foods, Inc. enable Ms. Elsner to make considerable contributions to the Board in the areas of management, business strategy, strategic marketing, finance and innovation.

J. BRIAN FERGUSON, 63 Director Since 2011

Mr. Ferguson retired from his position as Executive Chairman of Eastman Chemical Company, a global chemical company engaged in the manufacture and sale of a broad portfolio of chemicals, plastics and fibers, at the end of 2010, having retired as chief executive officer of Eastman in May 2009. He became Chairman and Chief Executive Officer of Eastman in January 2002. He joined Eastman in 1977 and led several of its businesses in the U.S. and Asia. He currently serves on the board of Phillips 66. Mr. Ferguson is also the retired chairman of the American Chemistry Council. Mr. Ferguson formerly served on The University of Tennessee Board of Trustees and NextEra Energy, Inc.

Public Company Directorships in the Last Five Years:

              NextEra Energy, Inc.

              Phillips 66

Director Qualifications: Mr. Ferguson brings to the Board, among other skills and qualifications, over 30 years of leadership experience at Eastman Chemical Company, which culminated in his service as chief executive officer and as executive chairman. Additionally, he has served on the boards of other publicly traded companies. He has experience in international business, industrial operations, strategic planning and capital raising strategies, as well as in executive compensation and corporate governance. Mr. Ferguson’s extensive financial management experience led to his designation as an “audit committee financial expert.”

RALPH F. HAKE, 69 Director Since 2006

Mr. Hake retired as Chairman and Chief Executive Officer of the Maytag Corporation, a manufacturer of home and commercial appliances, in 2006. Prior to joining Maytag, Mr. Hake was Executive Vice President and Chief Financial Officer of Fluor Corporation, a $10 billion engineering and construction company. Mr. Hake also served in executive positions at Whirlpool Corporation. Prior to joining Whirlpool, Mr. Hake served in various corporate strategic and financial positions at the Mead Corporation of Dayton, Ohio. Mr. Hake also served on the Board of Directors of the National Association of Manufacturers and was Chairman of the group’s taxation and economic policy group.

Public Company Directorships in the Last Five Years:

              Rock-Tenn Company

Director Qualifications: Mr. Hake brings to the Board, among other skills and qualifications, over 20 years of leadership experience with manufacturing companies. He has served in senior financial and management roles as well as in leadership positions on the boards of other diversified public companies. His experience at public companies has provided Mr. Hake with extensive knowledge in governance, finance, manufacturing and operations and enables him to make significant contributions to the Board. Mr. Hake’s extensive experience in financial management roles and understanding of accounting led to his designation as an “audit committee financial expert.”

EDWARD F. LONERGAN, 58 Director Since 2013

Mr. Lonergan has served as Executive Chairman of Zep Inc., an international provider of maintenance and cleaning solutions to the commercial, industrial, institutional and consumer markets since July 2015. He served as Chairman and interim Chief Executive Officer from August 2016 to March 2017. Prior to joining Zep Inc., Mr. Lonergan served as Director, President and Chief Executive Officer of Chiquita Brands International, Inc., a leading international grower, distributor and marketer of fresh and value-added food products from October 2012 until the privatization of the company in January 2015. He served as Director, President and Chief Executive Officer of Diversey, Inc., a leading global provider of sustainable cleaning, sanitation and hygiene solutions, from February 2006 through the sale of the company to Sealed Air Corporation in October 2011. Prior to Diversey, Mr. Lonergan served as President, Europe for Gillette from May 2002 to January 2006. Between 1981 to April 2002, he held a variety of leadership positions both domestically and internationally at the Procter & Gamble Company, including general management roles in customer business development and in emerging markets. He currently serves as a Senior Advisor at New Mountain Capital and on the board of The Schwan Food Company.

Public Company Directorships in the Last Five Years:

              Chiquita Brands International, Inc.

Director Qualifications: Mr. Lonergan brings more than 35 years of international experience at public and private companies in various sectors, including significant leadership experience as the current Executive Chairman of Zep, Inc. and the former Chief Executive Officer of Chiquita Brands International and Diversey. He possesses extensive knowledge of global business operations, global manufacturing, strong strategic and financial management expertise, and a keen understanding of both the Business to Business and consumer products industries.

MARYANN T. MANNEN, 55 Director Since 2014

Maryann T. Mannen has served as Executive Vice President and Chief Financial Officer of TechnipFMC (a successor to FMC Technologies, Inc.), a global leader in subsea, onshore/offshore, and surface projects for the energy industry, since January 2017. From March 2014 to January 2017, she served as Executive Vice President and Chief Financial Officer of FMC Technologies, Inc. As Chief Financial Officer, she is responsible for overall financial management of TechnipFMC, its financial reporting and transparency, and for multiple corporate functions. Before being appointed to her current role, Ms. Mannen served as Senior Vice President and Chief Financial Officer from 2011 to early 2014. She previously served as Treasurer, Vice President and Deputy Chief Financial Officer. Before joining FMC Technologies, Inc. in 1986, Ms. Mannen served as Finance Manager for Sheller-Globe Corporation. She currently serves on the board of trustees of The Awty International School.

Director Qualifications: Ms. Mannen has extensive leadership experience in finance, operations and management. Her well-rounded management experience at a publicly traded, energy sector manufacturer, particularly in her current role as Chief Financial Officer, enables her to contribute important insights regarding business strategy, risk management and finance. Ms. Mannen’s financial management experience and extensive knowledge of accounting led to her designation as an “audit committee financial expert.”

W. HOWARD MORRIS, 57 Director Since 2007

Mr. Morris has been President and Chief Investment Officer of The Prairie & Tireman Group, an investment partnership, since 1998. Mr. Morris was formerly Vice President and Senior Portfolio Manager at Comerica Asset Management from 2006 to 2007, Emergency Financial Manager, Inkster, Michigan Public Schools, from 2002 to 2005, and Chief Financial Officer, Detroit, Michigan Public School District, from 1999 to 2000. He is a Certified Public Accountant and Chartered Financial Analyst.

Director Qualifications: Mr. Morris brings to the Board, among other skills and qualifications, experience in auditing, finance and investments. Mr. Morris’ experience as Chief Investment Officer of an investment partnership, his experience as a Certified Public Accountant, Chartered Financial Analyst and his knowledge of finance led to his designation as an “audit committee financial expert.”

SUZANNE P. NIMOCKS, 59 Director Since 2012

Ms. Nimocks was formerly a Director with McKinsey & Company, a global management consulting firm, from June 1999 to March 2010, and was with the firm in various capacities since 1989, including as leader of the firm’s Global Petroleum Practice, Electric Power & Natural Gas Practice, as well as the Global Organization Practice. Ms. Nimocks served on several of the firm’s worldwide personnel committees for many years and formerly served as the Houston Office Manager.

Ms. Nimocks currently serves on the boards of Encana Corporation, Rowan Companies, Plc., ArcelorMittal, and the Houston Zoo and is a Trustee for the Texas Children’s Hospital. Ms. Nimocks is a former board member of the Greater Houston Partnership, United Way of the Texas Gulf Coast and the American Heart Association, and a former trustee of the St. John’s School in Houston.

Public Company Directorships in the Last Five Years:

              Encana Corporation

              Rowan Companies Plc.

              ArcelorMittal

Director Qualifications: Ms. Nimocks brings to the Board, among other skills and qualifications, over 20 years of experience in a global management consulting firm, focusing on strategic planning, corporate finance and risk management. Ms. Nimocks also has extensive experience in serving as a director of other global public companies in various sectors.

MICHAEL H. THAMAN, 54 Director Since 2006

Mr. Thaman has served as Owens Corning’s President and Chief Executive Officer since 2007 and as Chairman since 2002. Mr. Thaman joined Owens Corning in 1992 and held a variety of senior leadership positions, including Chief Financial Officer beginning in 2000, President of the Exterior Systems Business beginning in 1999 and President of the Engineered Pipe Systems Business beginning in 1997. Prior to joining Owens Corning, Mr. Thaman was Vice President in the New York office of Mercer Management Consulting, a strategy consulting firm. Mr. Thaman is also a member of the Business Roundtable and serves on the Policy Advisory Board of the Joint Center for Housing Studies of Harvard University. Mr. Thaman is a member of the boards of The Sherwin-Williams Company and Kohler Co.

Public Company Directorships in the Last Five Years:

              NextEra Energy, Inc.

              The Sherwin-Williams Company

Director Qualifications: Mr. Thaman has significant leadership experience with Owens Corning. The Board believes that Mr. Thaman’s strong leadership skills, financial acumen, extensive business experience and knowledge of the Company, its products, investors and its customers is of tremendous value to the Board. This experience and knowledge qualifies Mr. Thaman to provide insight to the Board on Owens Corning’s operations, business strategy and talent, as well as financial matters. In addition to his other skills and qualifications, Mr. Thaman’s role as both Chairman and Chief Executive Officer of Owens Corning serves as a vital link between management and the Board of Directors, allowing the Board to perform its oversight role with the benefit of management’s perspective on business and strategy.

JOHN D. WILLIAMS, 63 Director Since 2011

Mr. Williams has served as President and Chief Executive Officer, and Director of Domtar Corporation, a manufacturer of fiber-based products including communication papers, specialty and packaging papers and absorbent hygiene products, since joining the company in 2009. From 2000 to 2008, Mr. Williams served in senior executive positions with SCA Packaging Ltd. and SCA Packaging Europe, among Europe’s largest producers of containerboard paper used for the manufacturing of corrugated box products. During this period, he served as President of SCA Packaging Europe, from 2005 to 2008, and as regional managing director for the company’s U.K. and Ireland operations from 2000 to 2005. Prior to joining SCA Packaging, Mr. Williams held a number of increasingly senior positions in sales, marketing, management and operations with Rexam PLC; Packaging Resources, Inc.; Huhtamaki; Alberto Culver (U.K.) Ltd.; and MARS Group.

Public Company Directorships in the Last Five Years:

              Domtar Corporation

Director Qualifications: Mr. Williams brings to the Board, among other skills and qualifications, significant leadership experience as President and Chief Executive Officer of Domtar Corporation, a large publicly traded manufacturer and previously as a senior executive in the European packaging industry. He has extensive experience in international business, manufacturing, management, operations, sales and marketing.

Directors Retiring at the Annual Meeting

F. PHILIP HANDY, 73 Director Since 2006

Mr. Handy has served as Chief Executive Officer of Winter Park Capital, an investment firm, since April 2015. He retired from Strategic Industries, a worldwide diversified service and manufacturing company in April 2015, where he served as Chief Executive Officer since 2001. He has held leadership positions with Equity Group Corporate Investments, Chart House, Donaldson, Lufkin and Jenrette and Fidelity Management and Research. In March 2008, he was re-appointed by President George W. Bush and confirmed by the Senate to serve a second term on the National Board of Education Sciences for a three-year term. Mr. Handy serves on the board of Anixter International, Inc., a leading global supplier of communications and security products and electrical and electronic wire and cable.

JAMES J. MCMONAGLE, 73 Director Since 2007

Mr. McMonagle has been Of Counsel at Vorys, Sater, Seymour & Pease LLP, a law firm in Cleveland, Ohio, since 2002. Mr. McMonagle is Director and Chairman of the Board of Selected Family of Funds and formerly served as Senior Vice President, General Counsel and Secretary of University Hospital Health System, Inc. and University Hospitals of Cleveland. He also served as Common Pleas Court Judge of Cuyahoga County, Ohio, and an attorney in private practice.

Governance Information

Corporate Governance Practices and Highlights

Board Structure

•  Currently, 92% of the Board is independent (11 of 12 directors); 90% independence (9 of 10 directors) expected after 2018 Annual Meeting

•  100% independent Audit, Compensation, Finance and Governance and Nominating Committees

•  Lead Independent Director with robust and defined responsibilities

•  Board access to senior management and independent advisors

•  Executive sessions of independent directors at every regular Board and Committee meeting

Board Composition

•  Currently, 42% gender and ethnic diversity among non-management directors; 50% expected after 2018 Annual Meeting

•  Additions of five new independent directors since 2012, four of which increased gender or ethnic diversity

Stockholder Rights and Engagement

•  Members of the Board of Directors elected annually

•  Majority vote standard in uncontested director elections with mandatory resignation requirement

•  Robust stockholder outreach program

•  No stockholder rights plan

•  Annual advisory vote on named executive officer compensation

Policies and Practices

•  Clawback, anti-hedging and anti-pledging policies

•  Annual Board, Chairman/CEO, Committee evaluation process and review of management succession

•  Robust stock ownership guidelines:

– Directors: 5 times maximum annual cash retainer

– CEO: 6 times base salary

– Named executive officers: 3 times base salary

•  Overboarding policy

•  Mandatory director retirement age of 73

•  Global Code of Conduct for employees, officers and directors

Other Highlights

•  Earned placement in the Dow Jones Sustainability World Index for the eighth year in a row

•  Ranked #1 for five years consecutively in the Building Products Group of the DJSI World Index

•  Earned “Gold Class” score in 2018 from RobecoSAM as one of the world’s most sustainable companies for the fifth consecutive year

•  Obtained a perfect score on the Human Rights Campaign’s 2018 Corporate Equality Index, for the fourteenth time

•  Recognized as one of the “2018 World’s Most Ethical Companies” by Ethisphere Institute, as one of only three honorees in the Construction and Building Materials industry

•  Ranked 25th among the 100 Best Corporate Citizens in 2017 by Corporate Responsibility Magazine

Director Retirement, Refreshment and Succession

Pursuant to the Corporate Governance Guidelines, the mandatory retirement age for directors is 73. A director who has attained age 73 may continue to serve as a director until the next succeeding Annual Meeting of Stockholders. Accordingly, at the Annual Meeting, Messrs. Handy and McMonagle are not being nominated for re-election and will retire.

Per its charter, the Governance and Nominating Committee is responsible for reviewing with the Board the appropriate skills and characteristics of Board members in the context of the current make-up of the Board. Further, the Governance and Nominating Committee makes recommendations to the Board regarding size and composition, reviews the suitability of directors for continued service and is responsible for responding to any concerns of directors relating to the performance of the Board.

The Governance and Nominating Committee also makes recommendations to the Board regarding the size, composition and leadership of each standing committee of the Board and recommends individual directors to fill any vacancy that might occur on a committee.

Since 2012, five new non-management directors have been added to the Board.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines which, in conjunction with our Certificate of Incorporation, bylaws and Board committee charters, form the framework for our corporate governance. The Governance and Nominating Committee reviews the Corporate Governance Guidelines periodically and makes revisions, as necessary. The Corporate Governance Guidelines are published on our website at http://www.owenscorning.com and will be made available in print upon request by any stockholder to the Secretary of the Company.

Board Leadership

Pursuant to the Corporate Governance Guidelines, the Board has the authority to select its Chairperson based on its collective best judgment as to the candidate best suited to meet the Company’s needs at a given time. Currently, Michael H. Thaman serves as Owens Corning’s Chairman of the Board, President and Chief Executive Officer (“Chairman and CEO”) and John D. Williams, a non-management director, serves as lead independent director (“Lead Independent Director”) of the Board. The Board of Directors believes that this leadership structure is appropriate for Owens Corning in light of the Company’s governance structure, current needs and business environment as well as the unique talents, experiences and attributes of the individuals in those roles.

Mr. Thaman served as Chairman of the Board since 2002 prior to being elected the Company’s Chief Executive Officer. Upon assuming the role of Chief Executive Officer in 2007, the Chairman and CEO positions were combined in order to ensure a single, strong senior management voice, with clear and consistent leadership on critical strategic objectives. The Board’s prior experience working with Mr. Thaman in the Chairman position strongly supported its conclusion that the Company and its stockholders would be best served with Mr. Thaman leading Owens Corning as its Chairman and CEO.

The Board of Directors further determined that it was appropriate to have a structure that provided strong leadership among the independent directors of the Board. Mr. Williams has served as Lead Independent Director since April 2015. Mr. Williams has served as director of the Company since 2011 and has experience serving as

Chairman of the Audit Committee and Governance and Nominating Committee. Additionally, the Board, which consists entirely of independent directors other than Mr. Thaman, exercises an independent oversight function. Each of the Board committees is comprised entirely of independent directors. Regular executive sessions of the independent directors are held and each year, an evaluation of the Chairman and CEO in several key areas, is completed by each of the independent directors.

The Board of Directors has complete access to the Company’s management and believes that its ongoing ability to review the leadership structure of the Board and to make changes as it deems necessary and appropriate gives it the flexibility to meet varying business, personnel and organizational needs over time.

Lead Independent Director

The independent directors on our Board of Directors have elected a Lead Independent Director to serve in a lead capacity to coordinate the activities of the other independent directors and to perform such other duties and responsibilities as the Board of Directors may determine. In February 2017, John D. Williams was re-elected to serve as Lead Independent Director, effective April 2017, for another two-year term.

The responsibilities of the Lead Independent Director, as provided in the Charter of Lead Independent Director for Owens Corning, include:

•	presiding at meetings of the Board in the absence of, or upon the request of, the Chairman;
•	serving as a designated member of the Executive Committee of the Board;
•	presiding over all executive sessions of non-management directors and independent directors and reporting to the Board, as appropriate, concerning such sessions;
•	reviewing and approving Board meeting agendas and schedules in collaboration with the Chairman to ensure there is sufficient time for discussion, recommending matters for the Board to consider and advising on the information submitted to the Board by management;
•	serving as a liaison and supplemental channel of communication between the non-management/independent directors and the Chairman without inhibiting direct communication between the Chairman and other directors;
•	serving as the principal liaison for consultation and communication between the non-management/independent directors and stockholders; and
•	advising the Chairman concerning the retention of advisors and consultants who report directly to the Board.

The Charter of Lead Independent Director for Owens Corning is available on our website at http://www.owenscorning.com. The Board of Directors evaluates its structure and composition annually and believes that having a strong Lead Independent Director with significant leadership responsibilities, as described above, coupled with a strong and effective Chairman and CEO is currently the appropriate Board leadership structure for Owens Corning.

Board, Committee and Chairman and CEO Evaluation Process

Each year, the Governance and Nominating Committee facilitates a process to evaluate the effectiveness of the Board, its committees and the Chairman and CEO.

The Board and its committees complete self-assessment questionnaires and have individual discussions with the Lead Independent Director to evaluate effectiveness in several areas including composition, structure and processes. The completed questionnaires are summarized by a third party law firm. The non-management directors individually discuss the results with the Lead Independent Director. The Governance and Nominating Committee utilizes the results of this process to recommend changes to Board processes, to determine critical skills required of prospective director candidates and to make recommendations for committee assignments.

The Governance and Nominating Committee also prepares and circulates evaluations to the independent directors regarding the performance of the Chairman and CEO in several key performance areas. Non-management directors discuss their feedback on the Chairman and CEO with the Lead Independent Director. The results of the process are discussed in an executive session of the non-management directors and are also factored into the Compensation Committee’s performance evaluation of the Chairman and CEO.

Risk Oversight

The Audit Committee of the Board of Directors has primary responsibility for facilitating the Board’s oversight of the Company’s management of key risks and financial exposures. Pursuant to its charter, the Audit Committee’s responsibilities include:

•	Reviewing annually and receiving periodic updates on the Company’s identification of its key risks, major financial exposures and related mitigation plans;

•	Overseeing the Company’s management of key risks and major financial exposures that fall within the specific purview of the Audit Committee;

•	Ensuring that the Board and its committees oversee the Company’s management of key risks and major financial exposures within their respective purviews; and

•	Evaluating periodically the effectiveness of the above referenced process of oversight by the Board and its committees.

The Compensation, Finance and Governance and Nominating Committees of the Board of Directors each review and evaluate risks associated with their respective areas. Each of the Board Committees provides reports concerning its respective risk management activities to the Board of Directors and the Board considers and discusses such reports.

Owens Corning also has a management risk committee (the “Risk Committee”) which is responsible for overseeing and monitoring the Company’s risk assessment and mitigation related actions. The Risk Committee’s membership has broad based functional representation, including members from the corporate audit, finance, legal, treasury and business functions. The Risk Committee provides periodic updates to the Executive Officers and to the Audit Committee of the Board of Directors concerning risk.

In addition, the Audit Committee receives regular updates on cybersecurity risks from the Company’s Vice President, Global Information Services, and Chief Information Officer.

Communications with Directors

Stockholders and other interested parties may communicate with the Lead Independent Director or any other non-management director by sending an email to non-managementdirectors@owenscorning.com. All such communications are promptly reviewed by the Senior Vice President and General Counsel and/or the Vice President, Internal Audit for evaluation and appropriate follow-up. The Board of Directors has determined that communications considered to be advertisements, or other types of “Spam” or “Junk” messages, unrelated to the duties or responsibilities of the Board, should be discarded without further action. A summary of all other communications is reported to the non-management directors. Communications alleging fraud or serious misconduct by directors or executive officers are immediately reported to the Lead Independent Director. Complaints regarding business conduct policies, corporate governance matters, accounting controls or auditing are managed and reported in accordance with Owens Corning’s existing Audit Committee complaint policy or business conduct complaint procedure, as appropriate.

Director Qualification Standards

Pursuant to New York Stock Exchange listing standards, our Board of Directors has adopted Director Qualification Standards with respect to the determination of director independence that incorporate the independence requirements of the New York Stock Exchange corporate governance listing standards. The standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. The full text of our Director Qualification Standards is available on our website at http://www.owenscorning.com. Using these standards, the Board determines whether a director has a material relationship with the Company other than as a director.

Director Independence

With the assistance of legal counsel, the Governance and Nominating Committee reviewed the applicable legal standards for director and Board Committee independence, our Director Qualification Standards, and the criteria applied to determine “audit committee financial expert” status. The Committee also reviewed reports of the answers to annual questionnaires completed by each of the independent directors and of transactions with director affiliated entities. On the basis of this review, the Governance and Nominating Committee delivered recommendations to the Board of Directors and the Board made its independence and “audit committee financial expert” determinations based upon the Committee’s reports and recommendations.

The Board of Directors has determined that 11 of the current 12 directors are independent. Specifically, Directors Conde, Elsner, Ferguson, Hake, Handy, Lonergan, Mannen, McMonagle, Morris, Nimocks and

Williams are independent under the standards set forth in our Director Qualification Standards and applicable New York Stock Exchange listing standards. The Board of Directors previously determined that Ann Iverson, who retired effective as of the 2017 Annual Meeting of Stockholders, was independent under the standards set forth in our Director Qualification Standards and applicable New York Stock Exchange listing standards during her term of service in 2017. Mr. Thaman is not independent. The Board of Directors also has determined that all of the directors serving on the Audit, Compensation, and Governance and Nominating Committees are independent and satisfy relevant requirements of the Securities and Exchange Commission (the “SEC”), the New York Stock Exchange, Owens Corning and the respective charters for the members of such committees.

Executive Sessions of Directors

Our Corporate Governance Guidelines specify that executive sessions or meetings of non-management directors without management present must be held regularly (at least three times a year) and at least one such meeting of non-management directors must include only independent directors. Currently, all of our non-management directors are independent. In 2017, the non-management directors met in executive session five times. Our Lead Independent Director presides over all executive sessions of the Board.

Owens Corning Policies on Business Ethics and Conduct

Code of Business Conduct Policy

All of our employees, including our Chief Executive Officer, Chief Financial Officer and Controller, are required to abide by Owens Corning’s Code of Business Conduct Policy to ensure that our business is conducted in a consistently legal and ethical manner. This Policy forms the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct and the high integrity level of our employees. Our policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

Ethics Policy for Chief Executive and Senior Financial Officers

The Company also has adopted an Ethics Policy for Chief Executive and Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer and Controller (“Senior Financial Officers”), that provides, among other things, that Senior Financial Officers must comply with all laws, rules and regulations that govern the conduct of the Company’s business and that no Senior Financial Officer may participate in a transaction or otherwise act in a manner that creates or appears to create a conflict of interest unless the facts and circumstances are disclosed to and approved by the Governance and Nominating Committee or Audit Committee, as appropriate.

Employees are expected to report any conduct that they believe to be an actual or apparent violation of Owens Corning’s Policies on Business Ethics and Conduct.

The Sarbanes-Oxley Act of 2002 requires audit committees to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We have adopted and comply with such procedures.

Independence

Directors’ Code of Conduct

The members of our Board of Directors are required to comply with a Directors’ Code of Conduct (the “Code”). The Code is intended to focus the Board and the individual directors on areas of ethical risk, help directors recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and foster a culture of honesty and accountability. The Code covers all areas of professional conduct relating to service on the Owens Corning Board, including conflicts of interest, unfair or unethical use of corporate opportunities, strict protection of confidential information, compliance with all applicable laws and regulations, sustainability and oversight of ethics and compliance by employees of the Company.

The full texts of our Code of Business Conduct Policy, Ethics Policy for Chief Executive and Senior Financial Officers and Directors’ Code of Conduct are published on our website at http://www.owenscorning.com and will be made available in print upon request by any stockholder to the Secretary of the Company. To the extent required by applicable SEC rules or New York Stock Exchange listing standards, we intend to post any amendments to or waivers from the Ethics Policy for Chief Executive and Senior Financial Officers to our website in the section titled “Corporate Governance.”

The Commitment to Building a Sustainable Enterprise

As part of the Company’s long-term strategy and governance model, Owens Corning leadership has developed and implemented a decision framework that supports managing the company as a sustainable enterprise. The pillars of our sustainable enterprise are: financial strength, high-performance people, customer-inspired innovation, operational excellence, and world-class sustainability. These pillars guide management’s evaluation of its businesses, performance criteria, resource allocation, and other strategic choices focused on both short- and long-term time horizons. These pillars also enable the Company to better serve key stakeholders, including customers, investors, employees, and the communities in which Owens Corning operates. This sustainable enterprise framework was presented at the Company’s November 2017 Investor Day to clearly articulate and reaffirm the Company’s commitment to these principles. It is the foundation of the Company’s strategy of building market-leading businesses and reflects the Company’s purpose: our people and products make the world a better place.

The Company’s approach to enterprise-wide sustainability has been recognized by numerous respected organizations. In December 2017, Owens Corning ranked 82nd among almost 700 companies on the Drucker

CUSTOMERS INVESTORS EMPLOYEES COMMUNITIES High-performance people Customer-inspired innovation Operational excellence World-class sustainability Financial strength

Institute’s inaugural Management Top 250 list, published annually by The Wall Street Journal. The Management Top 250 ranking measured companies against a core set of five principles to assess corporate effectiveness, defined as “doing the right things well.” The five principles or dimensions are comparable to the Company’s framework and consist of: customer satisfaction, employee engagement and development, innovation, social responsibility, and financial strength. Additionally, Owens Corning has earned placement on the Dow Jones Sustainability World Index for eight years in a row as one of only three honorees in the Construction and Building Materials industry, was recognized as one of the “2018 World’s Most Ethical Companies” by Ethisphere Institute, and was named by Aon Hewitt to the list of 2014 North America Aon Hewitt Top Companies for Leaders. Management is proud of this recognition as evidence of the contributions its 17,000 employees around the world have made in advancing the company’s goals while making a positive impact on the world.

Environmental and Social

At Owens Corning, we strive to continuously pursue strategies and actions in the areas of product sustainability, environmental stewardship, economic growth and social progress. We disclose our progress in an Annual Sustainability Report.

In the past year, our sustainability efforts were recognized externally in the following ways:

•	We earned, for the eighth year in a row, placement in the Dow Jones Sustainability World Index (“DJSI”) for our sustainability performance.
•	For the fifth year in a row, the Company was named the Industry Leader for the DJSI World Building Products Group.
•	We have earned a “Gold Class” score in 2018 and were recognized as one of the world’s most sustainable companies for the fifth consecutive year by sustainability investment specialist RobecoSAM.
•	We have earned a perfect score on the 2018 Corporate Equality Index, administered by the Human Rights Campaign Foundation, for the fourteenth time.
•	We ranked 25th among the 100 Best Corporate Citizens in 2017 by Corporate Responsibility Magazine.

Board and Committee Membership

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer, Chief Financial Officer and other officers, by reviewing materials provided to them, by visiting our offices and plants, and by participating in meetings of the Board and its committees. Board members are expected to regularly attend Board and committee meetings as well as our Annual Meetings of Stockholders, unless an emergency prevents them from doing so. Each of our directors was present at the 2017 Annual Meeting of Stockholders.

During 2017, the Board of Directors met seven times. Each of our directors attended at least 75 percent of the meetings of the Board and Board committees on which he or she served.

Name	Audit	Compensation	Executive	Finance	Governance and Nominating
Mr. Conde*		X		X
Mr. Ferguson*	C		X	X
Mr. Hake*	X				X
Mr. Handy*		X			X
Mr. Lonergan*		C	X		X
Ms. Mannen*	X				X
Mr. McMonagle*		X		X
Mr. Morris*	X			X
Ms. Nimocks*		X	X	C
Mr. Williams*†			X		C
Mr. Thaman			C
2017 Meetings	8	5	—	4	4

C = Committee Chairman         X = Committee Member        * = Independent        † = Lead Independent Director

Ms. Elsner was elected to the Board in February 2018, and is not yet a member of any Committee. She will join the Audit and Finance Committees of the Board beginning in April 2018.

Each of the standing Committees of our Board of Directors acts pursuant to a charter that has been approved by our Board. These charters are updated periodically and can be found on the Company’s website at http://www.owenscorning.com and will be made available in print upon request by any stockholder to the Secretary of the Company.

Director Service on Other Public Boards (Overboarding Policy)

The Corporate Governance Guidelines state that directors who are employed full time as executives shall not serve on more than three publicly traded company boards (including service on the Company’s Board) and other directors shall not serve on more than five boards of publicly traded companies (including service on the Company’s Board). This is to ensure that our directors devote adequate time for preparation and attendance at Board and Committee meetings, including the Annual Meeting of Stockholders.

The Company’s Audit Committee Charter states that no director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other publicly traded companies, unless the Board determines that such simultaneous service would not impair the ability of such director effectively to serve on the Committee.

The Audit Committee

Responsibilities

The Audit Committee is responsible for preparing the Audit Committee report required by SEC rules and assisting the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company, including assisting the Board’s oversight of:

•	the integrity of the Company’s financial statements,
•	the Company’s compliance with legal and regulatory requirements,
•	the Company’s independent registered public accounting firm’s qualifications and independence, and
•	the performance of the independent registered public accounting firm and the Company’s internal audit function.

The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” for purposes of SEC rules.

Audit Committee Report

The Audit Committee has reviewed and discussed the audited financial statements of the Company contained in the Annual Report on Form 10-K with management. The Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP per the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

By The Audit Committee:

J. Brian Ferguson, Chairman

Ralph F. Hake

Maryann T. Mannen

W. Howard Morris

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2018, subject to ratification by out stockholders.

Principal Accounting Fees and Services

The aggregate fees billed and services provided by PricewaterhouseCoopers LLP for the years ended December 31, 2017 and 2016 are as follows (in thousands):

	2017	2016
Audit Fees (1)	$4,845	$4,797
Audit-Related Fees (2)	75	—
Tax Fees (3)	337	382
All Other Fees (4)	34	34

Total Fees	$5,291	$5,213

(1)	Fees for the years ended December 31, 2017 and 2016, consist of the audit of the Company’s consolidated financial statements including effectiveness of internal controls over financial reporting, reviews of the Company’s quarterly financial statements, subsidiary statutory audits, consents and comfort letters, and agreed-upon procedures related to reports filed with regulatory agencies. The audit fees for the year ended December 31, 2017, also include audit procedures related to the newly enacted tax legislation.
(2)	Audit-related fees consist of assistance with interpretation of accounting standards.
(3)	Tax fees consist of compliance, consulting and transfer pricing services.
(4)	All other fees consist of accounting research and disclosure software licenses, and a supplier audit.

It is the Company’s practice that all services provided by its independent registered public accounting firm be pre-approved either by the Audit Committee or by the Chairman of the Audit Committee pursuant to authority delegated by the Audit Committee. No part of the independent registered public accounting firm services related to the Audit-Related Fees, Tax Fees, or All Other Fees listed in the table above was approved by the Audit Committee pursuant to the exemption from pre-approval provided by paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

The Compensation Committee

Responsibilities

The Compensation Committee is responsible for oversight of the Company’s executive compensation, including authority to determine the compensation of the executive officers, and for producing an annual report on executive compensation in accordance with applicable rules and regulations. The Compensation Committee may delegate power and authority to subcommittees of the Compensation Committee as it deems appropriate. However, the Compensation Committee may not delegate to a subcommittee any power or authority required by any law, regulation or listing standard required to be exercised by the Compensation Committee as a whole. The Compensation Committee has the sole authority to retain or terminate a compensation consultant to assist the Compensation Committee in carrying out its responsibilities, including sole authority to approve the consultant’s fees and other retention terms. The consultant’s fees will be paid by the Company.

In overseeing the Company’s policies concerning executive compensation for officers, the Compensation Committee:

•	reviews at least annually the goals and objectives of the Company’s executive compensation plans and amends, or recommends that the Board amend, these goals and objectives if the Compensation Committee deems it appropriate;

•	reviews at least annually the Company’s executive officer compensation plans in light of the Company’s goals and objectives, and, if the Compensation Committee deems it appropriate, adopts or recommends to the Board the adoption of new, or the amendment of existing, executive compensation plans;
•	evaluates annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans and, either alone as a committee or together with the other independent directors, sets the Chief Executive Officer’s compensation level based on this evaluation;
•	approves the pay structure, salaries and incentive payments of all other executive officers of the Company, as well as the funding level of the Company’s annual and long-term incentive plans; and
•	reviews and approves any severance or termination arrangements to be made with any executive officer of the Company.

The Compensation Committee also reviews the Company’s executive compensation programs on a continuing basis to determine that they are properly integrated and that payments and benefits are reasonably related to executive and Company performance and operate in a manner consistent with that contemplated when the programs were established.

The Compensation Committee also reviews the compensation of the Company’s directors, including an evaluation of how such compensation relates to director compensation of companies of comparable size, industry and complexity and, if the Committee deems it appropriate, adopts, or proposes to the Board for consideration, any changes to compensation.

Compensation Consultant

The Senior Vice President, Organization & Administration, along with Owens Corning’s Human Resources staff, support the Compensation Committee in its work. In addition, the Compensation Committee has authority to engage the services of outside advisors, experts and others to assist the Compensation Committee.

The Compensation Committee engaged the services of Meridian Compensation Partners, LLC (“Consultant”) during 2017 to serve as its independent outside compensation consultant to advise the Compensation Committee on all matters related to Chief Executive Officer and other executive, as well as director, compensation. Specifically, the Consultant provided relevant market data and trend information, advice, alternatives and recommendations to the Compensation Committee, as further described below.

The Governance and Nominating Committee

Responsibilities

The Governance and Nominating Committee is responsible for:

•	reviewing with the Board the appropriate skills and characteristics required of Board members;
•	recommending to the Board size and composition of the Board;
•	identifying, screening and recommending to the Board director nominees for election by the stockholders or appointment by the Board, as the case may be, pursuant to the bylaws, which selections shall be consistent with the Board’s criteria for selecting new directors;
•	reviewing stockholder nominations for members of the Board;
•	reviewing the suitability for continued service as director or each Board member when his or her term expires and when he or she has a significant change in status;
•	developing and reviewing the corporate governance principles adopted by the Board and recommending any desirable changes to the Board;

•	considering any other corporate governance issues that arise from time to time and developing appropriate recommendations for the Board;
•	overseeing the annual evaluation of the Board as a whole, Board committees and the Chairman and Chief Executive Officer;
•	recommending procedures for reviewing strategic plans of the Company;
•	advising the Chairman of the Board regarding meeting dates, agenda and the character of information to be presented at Board meetings; and
•	ensuring that the Board reviews plans and management recommendations for management continuity and development.

Director Nomination Process

The Governance and Nominating Committee evaluates potential candidates for Board membership on an ongoing basis. The Committee is authorized to use any methods it deems appropriate for identifying candidates for Board membership, including recommendations from current Board members, outside search firms and stockholders. Where outside search firms are utilized, they assist the Committee in both identifying and evaluating potential nominees.

Ms. Elsner, who was appointed to the Board effective February 1, 2018, was recommended to the Governance and Nominating Committee as a director by Korn Ferry, a third-party search firm.

Director Qualifications

Pursuant to the Company’s Corporate Governance Guidelines, nominees for director are selected on the basis of, among other things, experience, knowledge, skills, expertise, mature judgment, acumen, character, integrity, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time and effort to Board responsibilities.

Consideration of Diversity

Pursuant to its charter, the Governance and Nominating Committee is responsible for identifying and recommending director nominees consistent with the director qualification criteria described above, including diversity, so as to enhance the Board’s ability to manage and direct the affairs and business of the Company. In identifying director nominees, the Committee considers diversity as provided in its charter and the Corporate Governance Guidelines. The Committee considers diversity expansively against the charter standard of enhancing the Board’s ability to manage and direct the affairs and business of the Company. The effectiveness of this process is assessed annually by the full Board as part of the Board self-evaluation process. The Committee believes that its consideration of diversity effectively implements the charter requirements.

Recent additions to the Board demonstrate the Company’s commitment to diversity. Four of the last five Directors to join the Board were either female or ethnic minorities. The Board will possess 50% gender and ethnic diversity upon re-election of its nominees for Director at the Annual Meeting. This represents a nearly threefold increase in gender and ethnic diversity in the last six years, which stood at 17% as recently as 2012.

Consideration of Director Candidates Recommended by Stockholders

Under its charter, the Governance and Nominating Committee is responsible for reviewing stockholder nominations for director. The Committee does not have a formal policy with respect to the consideration of director candidates recommended by stockholders. However, its practice is to consider those candidates on the same basis and in the same manner as it considers recommendations from other sources. Such recommendations should be submitted to the Secretary of the Company and should include information about the background and qualifications of the candidate.

The Finance Committee

The Finance Committee is responsible for exercising oversight responsibility with respect to the Company’s material and strategic financial matters, including those related to investment policies and strategies, merger and acquisition transactions, financings, capital structure, and for advising Company management and the Board with respect to such matters.

The Executive Committee

The Executive Committee has the authority to act for the Board between meetings of the Board of Directors subject to its charter, applicable law and New York Stock Exchange listing standards.

REVIEW OF TRANSACTIONS WITH RELATED PERSONS

There are no transactions with related persons, as defined in Item 404 of Regulation S-K, to report for the fiscal year ended December 31, 2017.

The Company has various written policies in place pertaining to related party transactions and actual or potential conflicts of interest by directors, officers, employees, and members of their immediate families, including reference in the charter of the Audit Committee.

The Company has a Directors’ Code of Conduct that provides, among other things, that a director who has an actual or potential conflict of interest:

•	must disclose the existence and nature of such actual or potential conflict to the Chairman of the Board and the Chairman of the Governance and Nominating Committee; and
•	may proceed with the transaction only after receiving approval from the Governance and Nominating Committee.

EXECUTIVE OFFICERS OF OWENS CORNING

The name, age and business experience during the past five years of Owens Corning’s executive officers as of March 15, 2018 are set forth below. Each executive officer holds office until his/her successor is elected and qualified or until his/her earlier resignation, retirement or removal. All those listed have been employees of Owens Corning during the past five years except as indicated.

Name and Age	Position*
Brian D. Chambers (51)	President, Roofing since October 2014; formerly Vice President and General Manager, Roofing (2013).

Julian Francis (51)	President, Insulation since October 2014; formerly Vice President and General Manager, Residential Insulation (2012).

Arnaud Genis (53)	President, Composites since 2010.

Ava Harter (48)	Senior Vice President, General Counsel and Secretary since May 2015; formerly General Counsel, Chief Compliance Officer and Corporate Secretary, Taleris America LLC (2012).

Michael C. McMurray (53)	Senior Vice President and Chief Financial Officer since August 2012.

Kelly J. Schmidt (52)	Vice President, Controller since April 2011.

Daniel T. Smith (53)	Senior Vice President, Organization and Administration since November 2014; formerly Senior Vice President, Information Technology and Human Resources (2012).

Michael H. Thaman (54)	President and Chief Executive Officer since December 2007 and Chairman of the Board since April 2002. Director since 2002.

*	Information in parentheses indicates year during the past five years in which service in position began.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information, as of February 20, 2018 unless otherwise indicated, about the beneficial ownership of Owens Corning’s common stock for each stockholder known by us to own beneficially 5% or more of our common stock; each of our directors; each of the named executive officers; and all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and, except as otherwise indicated by footnote, the number of shares and percentage ownership indicated in the following table is based on 111,714,050 outstanding shares of Owens Corning common stock as of February 20, 2018. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Beneficial Ownership
5% Stockholders, Directors and Executive Officers	Number of Shares		Percent of Total
Beneficial Owners of 5% or More of Our Common Stock
The Vanguard Group	10,357,876	(1)	9.3%
BlackRock, Inc.	7,357,067	(2)	6.6%
Directors and Named Executive Officers
Cesar Conde	8,846	(3)	*
Adrienne D. Elsner	—		*
J. Brian Ferguson	55,988	(3)	*
Ralph F. Hake	46,458	(3)	*
F. Philip Handy	68,194	(3)	*
Edward F. Lonergan	21,337	(3)	*
Maryann T. Mannen	8,846	(3)	*
James J. McMonagle	47,749	(3)	*
W. Howard Morris	37,137	(3)(4)	*
Suzanne P. Nimocks	16,252	(3)	*
John D. Williams	24,816	(3)	*
Michael H. Thaman	1,069,987	(3)(5)(6)	*
Brian D. Chambers	66,504	(5)(6)	*
Arnaud Genis	88,416	(5)(6)	*
Michael C. McMurray	82,468	(3)(5)(6)	*
Daniel T. Smith	68,237	(5)	*
Executive officers and directors as a group (19 persons)	1,816,199	(3)(4)(5)(6)	1.6%

*	Represents less than 1%

(1)	Based solely upon a Schedule 13G/A filed with the SEC on February 9, 2018, The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, beneficially owned 10,357,876 shares of our common stock, with sole voting power over 82,980 shares, shared voting power over 20,212 shares, sole dispositive power over 10,264,525 shares and shared dispositive power over 93,351 shares as of December 31, 2017.
(2)	Based solely upon a Schedule 13G/A filed with the SEC on January 29, 2018, BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, reports beneficial ownership of 7,357,067 shares of our common stock, with sole voting power over 6,491,897 shares and sole dispositive power over 7,357,067 shares as of December 31, 2017.
(3)	Includes deferred stock over which there is currently no investment or voting power, as follows: Mr. Conde, 8,846; Mr. Ferguson, 37,588; Mr. Hake, 43,458; Mr. Handy, 65,623; Mr. Lonergan, 19,337;

Ms. Mannen, 8,846; Mr. McMonagle, 46,749; Mr. Morris, 32,124; Ms. Nimocks, 16,252; Mr. Williams, 24,816; Mr. Thaman, 318,459; Mr. McMurray, 12,690; Mr. Smith, 21,010; and all executive officers and directors as a group (19 persons), 672,796.
(4)	Includes 1,000 shares held by a family member as to which beneficial ownership is disclaimed by Mr. Morris, except to the extent of his pecuniary interest.
(5)	Includes restricted shares over which there is voting power, but no investment power, as follows: Mr. Thaman, 98,900; Mr. Chambers, 15,400; Mr. Genis, 14,025; Mr. McMurray, 11,972; Mr. Smith, 17,375 and all executive officers and directors as a group (19 persons), 199,372.
(6)	Includes shares which are not owned but are unissued shares subject to exercise of options, or which will be subject to exercise of options within 60 days after February 20, 2018, as follows: Mr. Thaman, 278,900; Mr. Chambers, 16,700; Mr. Genis, 5,775; Mr. McMurray, 21,100; Mr. Smith, 3,775; and all executive officers and directors as a group (19 persons), 348,350.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

In this section, we discuss our compensation philosophy and describe and analyze the compensation program for Michael H. Thaman, our Chief Executive Officer (“CEO”); Michael C. McMurray, our SVP Chief Financial Officer (“CFO”); and Arnaud P. Genis (our President, Composites), Daniel T. Smith (our SVP, Organization & Administration), and Brian Chambers (our President, Roofing), who were our next three most highly paid executive officers (collectively, “named executive officers” or “NEOs”) for 2017. More specifically, we explain how our Board’s Compensation Committee (the “Committee”) determines compensation for our NEOs and its rationale for specific 2017 decisions for the named executive officers. We also describe the ways in which our program continues to advance our fundamental objective of aligning our named executive officers’ compensation with the long-term interests of Owens Corning’s stockholders.

Key Financial Highlights

Three-Year Performance Using GAAP Measures

Net sales and operating cash flows grew to record levels in 2017. Operating cash flows for 2015, 2016 and 2017 were $742 million, $943 million and $1.0 billion, respectively. Net earnings attributable to Owens Corning for the same three-year period were $330 million, $393 million and $289 million, respectively. Good net working capital discipline resulted in improved performance over the same three-year period, with ratios as a percentage of net sales of 12.1%, 9.4% and 10.4%, respectively.

Three-Year Performance Including Certain Non-GAAP Measures

2017 Company Performance

In 2017, Owens Corning (the “Company”) delivered $737 million in reported earnings before interest and taxes (“EBIT”), an improvement over the prior year, and $855 million in adjusted EBIT (“Adjusted EBIT”).* In 2017, all three businesses, Composites, Insulation, and Roofing, made substantial contributions to earnings. Overall improvement was driven by positive macro-economic trends, accretive mergers and acquisitions activity and strong commercial execution. Key accomplishments in 2017 included:

•	Owens Corning’s employees continued to deliver a high level of safety performance, with a Recordable Incident Rate of 0.50. This result included the acquired facilities of Interwrap and

*	Reconciliation and further information for certain Non-GAAP measures may be found: (1) for EBIT and Adjusted EBIT, in our 2017 Form 10-K filed with the SEC on February 21, 2018; and (2) for Free Cash Flow and Operating Working Capital as a Percentage of Net Sales, in Annex A to this Proxy Statement.

NET SALES ($ IN MILLIONS) ADJUSTED EBIT ($ IN MILLIONS) FREE CASH FLOW ($ IN MILLIONS) OPERATING WORKING CAPITAL AS % OF NET SALES

Pittsburgh Corning, where we improved safety and reduced incident rates by more than 70%. Our goal is to achieve and maintain injury-free workplaces across our Company.

•	Composites delivered another year of record earnings of $291 million in EBIT, a $27 million improvement over 2016 performance, driven by operating performance and volume growth.

•	Insulation delivered $177 million in EBIT, a $51 million increase from 2016 performance, driven by improved pricing in the U.S. residential new construction business, higher volumes and the positive contribution of the newly acquired Pittsburgh Corning business in June 2017.

•	Roofing delivered $535 million in EBIT, a $49 million improvement over 2016 performance, driven by shingle and component volumes, continued strength in reroof demand and higher storm activity throughout the year.

•	The Company delivered another record year and continues to produce sustainable growth with net sales of $6.4 billion, up 12% over 2016 and strong adjusted EBIT of $855 million, up from $746 million in 2016 or 15% growth for the year.

Response to Say-on-Pay Vote and Stockholder Outreach in 2017

In 2017, we provided our stockholders with the opportunity, on an advisory basis, to approve or vote against the 2016 compensation of our NEOs (“Say-on-Pay”). Approximately 99% of the votes cast approved the NEOs’ compensation. We remain committed to ensuring our investors fully understand our executive compensation program, including how it aligns the interests of our executives with our stockholders and how it rewards the achievement of our strategic objectives. We also want to understand what our stockholders think about executive compensation, beyond the Say-on-Pay vote. To this end, we continued our stockholder outreach program under which we provide consistent, periodic opportunities for communication with our investors regarding their perspectives on our compensation and governance programs. During 2017, we communicated with more than 65 of our top investors, representing the holders of over 75% of our outstanding shares, to share information and solicit feedback regarding executive compensation and corporate governance.

2017 Executive Compensation Program

Considering the effectiveness of our programs and strong stockholder support, as evidenced by the Say-on-Pay vote outcome, the Committee generally maintained the same program design for 2017. NEO compensation outcomes, executive compensation practices, and program elements are discussed below.

Key 2017 Named Executive Officer Compensation Highlights

Pay Element	2017 Compensation Decisions	NEO Compensation Outcomes
2017 Base Salary	The Committee approved base salary increases based on its review of market competitive practices and 2016 performance.	Mr. Thaman: 3.0% Mr. McMurray: 4.2% Mr. Genis: 3.3% Mr. Smith: 3.8% Mr. Chambers: 8.7%
2017 Annual Incentive Award	The Committee determined, based on 2017 Company and individual performance, the NEOs’ annual incentive awards for 2017, expressed as a percentage of target.	Mr. Thaman: 150% Mr. McMurray: 149% Mr. Genis: 144% Mr. Smith: 154% Mr. Chambers: 154%
2017 Long-Term Incentive Award	The Committee provided the NEOs with long-term incentive (“LTI”) grants in 2017, based on its review of market competitive practices and 2016 performance.	Mr. Thaman: $6,500,000 Mr. McMurray: $1,400,000 Mr. Genis: $1,300,000 Mr. Smith: $1,100,000 Mr. Chambers: $950,000
2015-2017 Performance Share Units	The Performance Share Units granted to each NEO in 2015 included both a relative total shareholder return metric as well as a return on capital metric. These awards vested at the end of 2017 and funded based on the achievement of the maximum performance level. Additional description of these awards is provided under the 2017 Pay Decisions for NEOs section of the CD&A, and the payout value of these awards is included in the 2017 Options Exercised and Stock Vested table.

Additional details and rationale for 2017 compensation decisions are provided in later discussion in this CD&A.

Executive Compensation Practices

We continually monitor the evolution of compensation best practices. Some of the most important practices incorporated into our program include the following:

•	Review of Pay versus Performance. The Committee continually reviews the relationship between compensation and Company performance.

•	Median Compensation Targets. All compensation elements for our executives are initially targeted at the median of our competitive marketplace for talent and positioned within a reasonable range based on actual experience and performance.

•	Performance Metrics. The Committee annually reviews performance goals for our annual and long-term incentive plans to assure the use of challenging, but fair metrics and targets. Additionally, the Committee reviews the cost of our plans at various performance levels to ensure that stockholders are appropriately benefiting from performance outcomes.

•

Clawback of Compensation. If the Board of Directors determines that a NEO has engaged in fraud, willful misconduct, or a violation of Company policy that caused or otherwise contributed to the need for a material restatement of the Company’s financial results, the Committee will review all performance-based compensation, including cash incentive awards and all forms of equity-based compensation, awarded to or earned by the NEO during the respective fiscal periods affected by the restatement. If the Committee determines that performance-based compensation would have been materially lower if it had been based on the restated results, the Committee will seek recoupment from the NEO as it deems appropriate based on a consideration of the facts and circumstances and applicable laws and policies.

•	Meaningful Stock Ownership Guidelines. Our stock ownership requirements are rigorous: six times base salary for the CEO, three times base salary for other NEOs, and five times maximum annual cash retainer for Board members.

•	No Hedging. Owens Corning does not allow directors and NEOs to enter into short sales of common stock or similar transactions where potential gains are linked to a decline in the price of our stock. Recipients of equity awards also may not enter into any agreement that has the effect of transferring or exchanging any economic interest in an award for any other consideration.

•	No Pledging. Directors and NEOs, as well as all officers of the Company, are prohibited from pledging Company securities as collateral for a loan or holding Company securities in a margin account.

•	No Repricing Without Stockholder Approval. Stock option exercise prices are set to equal the grant date market price and may not be reduced or replaced with stock options with a lower exercise price without stockholder approval.

•	Market-Competitive Retirement Programs. We eliminated defined benefit pension benefits for salaried employees hired after January 1, 2010 and froze existing salaried pension benefits to future accruals at the same time. Our NEOs participate in the Company’s 401(k) plan and are eligible for a Company match on amounts in excess of statutory limits.

•	No Perquisites. Our NEOs participate in the same benefit plans as our salaried employees, with no special executive perquisites.

•	Restrictive Covenants. Our NEOs must adhere to restrictive covenants upon separation from Owens Corning, including non-compete, non-solicitation and non-disclosure obligations.

•	No Excise Tax Gross-Ups. Parachute excise tax reimbursements and gross-ups will not be provided in the event of a change-in-control.

•	Review of Compensation Peer Group. Our compensation peer group is reviewed regularly by the Committee and adjusted, when necessary, to ensure that its composition remains a relevant and appropriate comparison for our executive compensation program.

•	Review of Committee Charter. The Committee reviews its charter annually to consider the incorporation of best-in-class governance practices.

•	Stockholder Outreach. We regularly solicit feedback from our stockholders on our executive compensation programs and corporate governance.

How We Make Compensation Decisions

Our Executive Compensation Philosophy

The Committee believes that executive compensation opportunities must align with and enhance long-term stockholder value. This core philosophy is embedded in all aspects of our executive compensation program and is reflected in an important set of guiding principles. We believe that the application of these principles enables us to create a meaningful link between compensation outcomes and long-term, sustainable growth for our stockholders.

Guiding Principles

Pay for performance	Stockholder alignment	Long-term focus
A substantial majority of pay is variable, contingent and directly linked to Company and individual performance.	The financial interests of executives are aligned with the long-term interests of our stockholders through stock-based compensation and performance metrics that correlate with long-term stockholder value.	For our most senior executives, long-term stock-based compensation opportunities will significantly outweigh short-term cash-based opportunities. Annual objectives complement sustainable long-term performance.

Competitiveness	Balance	Governance/Communication
Total compensation should be sufficiently competitive to attract, retain, motivate and reward a leadership team capable of maximizing Owens Corning’s performance. Each element should be initially compared to peers and the broader marketplace for executive talent.	Our compensation program is designed to be challenging, but fair. Executives should have the opportunity to earn market competitive pay for delivering expected results. As results exceed expectations (both internal and external), pay levels may increase above market median levels. If performance falls below expected levels, actual pay will fall below market median levels.	Feedback from stockholders is periodically solicited and factored into the design of our compensation program. Clear design enables ease of communication for all constituents.

Role of the Committee

The Committee, which consists of all independent directors, is responsible for overseeing the development and administration of our executive compensation program. In this role, the Committee approves all compensation actions concerning our CEO and the other NEOs. The Committee’s other responsibilities include:

•	Reviewing and approving executive compensation plans and programs;

•	Assessing input from Owens Corning’s stockholders regarding executive compensation decisions and policies;

•	Reviewing and approving incentive plan metrics and targets;

•	Assessing each NEO’s performance relative to these metrics and targets;

•	Evaluating the competitiveness of total compensation for the CEO and the other NEOs; and

•	Approving changes to each NEO’s compensation, including base salary and annual and long-term incentive opportunities and awards.

The Senior Vice President, Organization & Administration, along with Owens Corning’s Human Resources staff and the independent compensation consultant, assist the Committee with these tasks. The Committee’s charter, which sets out the Committee’s responsibilities, can be found on our website at: http://www.owenscorning.com.

Role of the Compensation Consultant

The Committee retained the services of Meridian Compensation Partners, LLC (“Meridian” or the “Consultant”) to serve as its executive compensation consultant in 2017. In this capacity, the Consultant advised the Committee on a variety of subjects consisting of compensation plan design and trends, pay for performance analytics and benchmarking norms. While the Consultant may make recommendations on the form and amount of compensation, the Committee continues to make all decisions regarding the compensation of our NEOs.

The Consultant reported directly to the Committee, participated in meetings as requested and communicated with the Committee Chair between meetings as necessary. In 2017, the Consultant attended all of our Committee meetings.

The Committee reviewed the qualifications and assessed the independence of the Consultant during 2017. The Committee also considered and assessed all relevant factors, including those required by the SEC and the New York Stock Exchange, which could give rise to a potential conflict of interest. Based on these reviews, the Committee did not identify any conflicts of interest raised by the work performed by the Consultant. Meridian does not perform other services for or receive other fees from Owens Corning. The Committee has the sole authority to modify or approve the Consultant’s compensation, determine the nature and scope of its services, evaluate its performance, terminate the engagement and hire a replacement or additional consultant at any time.

Competitive Positioning

Peer Group

The Committee utilizes a peer group of 14 companies as one of the inputs in assessing the competitiveness of executive compensation and the appropriateness of compensation program design. These companies are either in the building materials industry, serve related markets, or use manufacturing processes similar to Owens Corning, and have size (measured in annual sales, market capitalization or number of employees) or complexity comparable to Owens Corning. This peer group is reviewed regularly by the Committee to ensure the relevance of the companies to which we compare ourselves.

The peer group for 2017 compensation decisions was comprised of the following companies:

Armstrong World Industries, Inc.	Owens-Illinois, Inc.
Ball Corporation	PPG Industries, Inc.
Fortune Brands Home & Security, Inc.	RPM International, Inc.
Lennox International Inc.	The Sherwin-Williams Company
Louisiana-Pacific Corporation	Stanley Black & Decker, Inc.
Masco Corporation	USG Corporation
Mohawk Industries, Inc.	The Valspar Corporation

Effective January 1, 2018, the Committee removed Armstrong World Industries from the peer group based on the spin-off of its flooring division, and removed The Valspar Corporation which was acquired by The Sherwin-Williams Company. Also, effective January 1 2018, the Committee added A.O. Smith Corporation, Eastman Chemical Company, and Celanese Corporation as peer companies. The Committee believes these changes maintain a balance between company size/revenue, industry, global scope, manufacturing footprint, and presence as a competitor for executive talent.

While compensation data from the peer group serves as comparison data, the Committee supplements this information with data from compensation surveys covering general industry companies of similar size based on annual sales. This additional data, compiled by the Consultant, enhances the Committee’s knowledge of trends and market practices.

Market Median Compensation

To help ensure that our compensation program is appropriately competitive, the Committee believes the target opportunity of each key compensation element (base salary and annual and long-term incentive) should generally align with market median practices.

Individual pay opportunities may fall above or below these targets based on the executive’s performance and the Committee’s discretion. In exercising its discretion, the Committee considers Company and individual performance, time in job and experience, job scope, retention risk and any other factors that it determines to be relevant and consistent with program objectives and stockholder interests.

The Committee believes the best way to help ensure that executive pay corresponds to Company performance is to align actual realizable value of equity granted to an executive with the actual performance of the Company for the performance period. As such, the compensation opportunities, when granted, correspond to the market median practices of peer companies with additional performance criteria that awards significant value only when the Company outperforms the targets set by the Committee.

How We Structure Our Compensation

Principal Elements of Compensation

The following principal elements make up our named executive officers’ compensation program:

Cash Compensation		Long-Term Incentives		Retirement
Base Salary	Annual Incentive	Restricted Shares	Performance Share Units	401(k) Savings Plan Non-Qualified Deferred Compensation Plan

Cash Compensation

Base Salary

To help Owens Corning attract, retain and motivate the most qualified executive talent, we provide executive base salaries targeted at the median of competitive market practices. Each year, the Committee reviews recommendations from the CEO regarding base salary adjustments for his direct reports, including the other NEOs. The Committee has complete discretion to modify or approve the CEO’s base salary recommendations and the CEO does not participate in the Committee’s determination of his own base salary. 2017 base salary increases were driven by job scope and responsibilities, experience, tenure, individual performance, retention risk, gaps to market median pay practices and internal pay equity (individual NEO decisions discussed below).

Annual Incentive

Annual incentives are delivered through the annual Corporate Incentive Plan (“CIP”). Funding under the 2017 CIP for all NEO awards was determined based on performance as measured against corporate and individual performance goals. Incentive awards for the NEOs are based 75% on corporate performance measures and 25% on individual performance measures. Award amounts for each component may be earned from 0% to 200% of targeted levels, based upon performance. The corporate component is earned based upon the achievement of pre-determined financial goals as described below. Awards are paid in the form of a lump-sum cash payment.

The individual component (25% of the target award) is funded at maximum if the Company is profitable, with actual award amounts being reduced from maximum based upon a discretionary assessment of individual performance by the Committee. The Committee assesses the individual performance of the CEO, and reviews and approves the CEO’s assessment of individual performance of the other NEOs in determining the individual performance component of CIP amounts.

At the beginning of each year, the Committee selects the corporate performance objectives, or funding criteria, that are used to determine the funding of the corporate performance component (75% of the target award) for the annual CIP. For 2017, the Committee selected specific levels of Adjusted EBIT. Performance against consolidated Adjusted EBIT goals determine 40% of overall corporate funding, and performance of the Composites, Insulation, and Roofing businesses against their respective Adjusted EBIT goals each contribute 20% to overall corporate funding.

Funding for each of the corporate components of the CIP can independently range, based on consolidated or business performance, from Threshold performance (0% CIP funding), to Target performance (100% CIP funding), to Maximum performance (200% CIP funding). For consolidated or business performance falling between the performance levels, CIP funding would fall proportionately between the corresponding funding levels. For example, for performance falling two-thirds of the way between Threshold performance and Target performance, the resulting CIP funding would fall two-thirds of the way between Threshold funding and Target funding. This straight-line mathematical interpolation is performed separately for consolidated, Composites, Insulation, and Roofing Adjusted EBIT performance and the results are aggregated by applying a 40% weight to consolidated funding and 20% weight to each business’s funding.

When establishing Threshold, Target and Maximum CIP performance levels for the corporate components for 2017, the Committee used a variety of guiding principles, including:

•	Target performance levels correspond with the results and the business objectives called for in the Board-reviewed operations plan (a comprehensive strategic business plan for the Company) for the year. Whether the target performance level can be attained is a function of the degree of difficulty associated with the operations plan.

•	Threshold performance levels will be set at just below the minimum level of acceptable performance, with minimum acceptable performance yielding below market compensation,

but also rewarding employees incrementally for delivering value during adverse business conditions. CIP performance levels between Threshold and Target are intended to compensate employees below the targeted median, which the Committee believes is appropriate for a performance-based incentive plan.

•	The Maximum performance level is also determined based on the Committee’s view of the degree of difficulty of the operations plan–the more difficult the operating plan and, therefore, the Target performance level, is to achieve, the less incremental performance (above Target performance) is required to reach the Maximum.

•	The Maximum performance level will be set so that it is difficult to achieve and would deliver clear outperformance compared to the operating plan, with the mindset that maximum performance significantly benefits the Company’s stockholders and warrants CIP funding at or near maximum.

•	CIP awards between Target and Maximum should reflect a level of performance that distinguishes the Company and its leaders, and translates into increased stockholder value.

•	The Committee retains discretion to reduce awards or not pay CIP compensation even if the relevant performance targets are met, and to adjust performance targets based on timing and materiality of transactions, charges or accruals.

•	Based on timing for material transactions, the Committee may exclude the impact of a divestiture/acquisition (for example, not allow the additional EBIT of an acquired business to fund the CIP), or may include the impact of the acquisition (for example, include the acquired business’ EBIT after increasing the performance levels required to fund the CIP), it being the Committee’s intent to avoid funding windfalls and reward acquisition synergy capture.

Individual performance goals for the CEO are established and approved at the beginning of each year. For the remaining NEOs, the CEO and each officer establish and agree upon performance objectives which serve as the individual performance goals for that officer for the year. At the close of each year, the Committee evaluates the performance of the CEO against the established performance goals, in addition to other factors described below, and determines the level of funding of the individual component of the award. Similarly, the CEO reviews performance of the other NEOs against their individual goals and based on this assessment and other factors described below, the CEO makes a recommendation to the Committee. The Committee then determines the actual payout under the individual component of the CIP based on the recommendations of the CEO and its negative discretion, all subject to overall funding levels for the CIP award.

Long-Term Incentive

We believe long-term incentive opportunities should align NEO behaviors and results with key enterprise drivers and the interests of stockholders over an extended period of time. Our long-term incentive program (“LTI”) is an equity-based program that historically has used a combination of Restricted Stock, Stock Options and Performance Share Units. Performance Share Units use overlapping three-year performance cycles, with a new cycle beginning each year. Stock Option grants were eliminated in 2015 and replaced with Performance

Share Units which vest based upon pre-established adjusted return on capital metrics. For 2017 NEO awards, the mix of LTI vehicles was maintained as follows:

Restricted Stock generally vests at a rate of 25% per year over a four-year period (employees in certain foreign jurisdictions receive Restricted Stock Units). Our Return on Capital-based Performance Share Units (“ROC PSUs”) generally vest after the completion of the three-year performance period and deliver shares based on achievement of predetermined adjusted return on capital objectives. Our Total Shareholder Return-based Performance Share Units (“TSR PSUs”) generally vest after the completion of the three-year performance period and deliver shares based on the Company’s total shareholder return relative to the companies that made up the former S&P Building and Construction Select Industry Index (the “Index”). The aggregate LTI award’s total value is allocated 40% to Restricted Stock, 35% to ROC PSUs, and 25% to TSR PSUs, and then each allocation is divided by the grant date stock price in order to determine the number of shares of Restricted Stock and target Performance Share Units that are granted.

Performance Share Units - Return on Capital

The ROC PSUs granted in 2017 will fund from 0% to 200% based upon annual adjusted return on capital achieved during the three-year performance period. For the purpose of funding the 2017 ROC PSUs, we utilized annual adjusted return on capital from 2017 through 2019 to determine each year’s contribution to overall funding. Each annual funding outcome was averaged to determine the award payout. Adjusted return on capital for each fiscal year was calculated as Adjusted EBIT plus fresh start amortization and depreciation less taxes, divided by the sum of average net fixed assets, working capital, goodwill and intangible assets, less fresh start asset adjustments. This formula removes the impact of fresh start accounting and may be adjusted for material transactions, accruals or charges as approved by the Committee, and thus may differ from return on capital that may be discussed in the context of our financial statements and other public disclosures.

For the 2017-2019 performance cycle, Threshold performance, which would provide for 50% funding, was set at 9% average adjusted return on capital, as a proxy for the Company’s long term cost of capital. Target performance, which would provide for 100% funding, was set at 10% average adjusted return on capital. Maximum performance, which would provide for 200% funding, was set at 11.5% average adjusted return on capital. Payout will be interpolated on a straight-line mathematical basis for performance between Threshold and Target, or between Target and Maximum.

Mix of Long-Term Incentive Equity Vehicles 35% Performance Share Units (Return on Capital) 25% Performance Share Units (Relative TSR) 40% Restricted Shares

Performance Share Units - Total Shareholder Return

For the 2017-2019 performance cycle, the TSR PSUs will fund from 0% to 200% based upon the Company’s total shareholder return as a percentile of the companies included in the Index as of the beginning of the performance period. The Index comparator group was selected to deliver payouts proportionate to performance against a peer group that is specific to our industry.

Threshold funding (0% payout) for the TSR PSUs applies up to the 25th percentile of the Index. Target funding (100% payout) is achieved at the 50th percentile. Maximum funding (200% payout) is earned at and above the 75th percentile. Payout is interpolated on a straight-line mathematical basis for performance between Threshold and Target, and between Target and Maximum, and is capped at 100% if our TSR is negative. The following chart depicts the payout opportunity for the 2017 TSR PSU award:

2017 TSR PSUs - Payout Opportunity

Emphasis on Variable Pay

84% of our CEO’s and 73% of our other NEOs’ target compensation (in other words, base salary, target annual bonus and long-term incentives) is variable compensation directly contingent on performance. Actual annual incentives and long-term incentive awards are subject to the achievement of pre-established performance targets and designed to link directly to stockholder value. Base salary and other fixed elements of compensation are essential to any compensation program and relevant to the recruitment and retention of top talent. However, we believe that variable compensation for our most senior executives should significantly outweigh base salaries.

2017 TSR PSUs - Payout Opportunity

Our 2017 NEO compensation reflects this philosophy. The following charts illustrate the target pay mix for our CEO and other NEOs for 2017. Note the significant portion of compensation that is variable and performance-based:

How We Assess Performance

Goal Setting

Annually, the Committee establishes financial, strategic and operational goals for the CEO related to three broad constituencies: stockholders, customers and employees. The CEO’s goals are generally based upon the Company’s operations plan, which is reviewed by the Board. For 2017, the CEO’s individual goals were all qualitative in nature as described below.

Stockholder goals may include specific measurements of profitability, cash flow, capital efficiency and expense management. Customer goals include new sources of revenue, geographic expansion, customer channel expansion and new product development. Employee goals include succession planning for key roles, improved workplace safety, improved leadership engagement and diversity, and validation of program efficacy through external recognition.

We also believe it is important to embed compliance and risk management in all our business processes, including objective setting. The framework adopted by the Committee provides that it will consider compliance and risk management objectives in evaluating overall performance.

CEO Base Salary 16% Annual Incentive 19% Long-Term Incentive 65% “At Risk” Compensation 84% OTHER NEOs Base Salary 27% Annual Incentive 20% Long-Term Incentive 53% “At Risk” Compensation 73%

CEO Performance Assessment

In December of each year, the CEO prepares a self-review, discussing the progress made toward each of his individual goals, as well as the Company’s overall financial and operating performance. Each non-management director participates in an evaluation of CEO performance. The Lead Independent Director, in conjunction with the Compensation Committee Chairman, leads the Board’s assessment of Mr. Thaman’s performance. The following table summarizes Mr. Thaman’s goals and achievements for 2017:

Objective	Result
Safety
Continuous improvement in safety performance

Owens Corning’s employees sustained an overall low rate of recordable safety incidents with exceptional reduction in injury rates for the InterWrap and Pittsburgh Corning acquisitions; additional focus has been directed toward severity of injury improvement.

Financial Performance
Deliver EBIT growth consistent with internal business plan and investor expectations for earnings and cash flow	Outperformed internal goals and investor financial expectations with improvement in EBIT across all three businesses. Another year of outstanding cash conversion.
Growth
Deliver on key organic and inorganic growth initiatives and further develop leadership capabilities for growth

Delivered growth across all businesses through successful commercial strategy execution. Strong performance on acquisition planning of the Paroc Group, integration of Pittsburgh Corning, accelerated growth of InterWrap.

Talent
Execute on talent development and succession plans	Advanced our succession pipeline while retaining top talent and strengthening leadership capability for growth through focused development initiatives.
Balance Sheet
Maintain investment grade rating, disciplined cash deployment and good debt financing	Continued to deliver excellence in cash flow performance and success in financing of debt to support growth through mergers and acquisitions transactions.
Operational Excellence
Reinforce the impact, spirit and vision of operational excellence through Total Productive Maintenance (“TPM”)	Accelerated deployment of TPM as a common operating system across all three businesses resulting in a positive impact on best practice sharing and talent development.
Board Development
Enable strong, diverse Board composition and effective Board oversight of growth initiatives and talent strategies	Aligned the Board on a governance strategy and led recruitment efforts that enriched diversity and maintained a highly effective Board.

How We View Compensation

The 2017 Summary Compensation Table sets forth annual compensation data in accordance with SEC requirements. This uniform format is helpful for cross-company comparisons; however, the Committee believes the SEC-mandated format does not fully reflect all of its annual compensation decisions and, in particular, does not provide adequate basis for a holistic pay for performance assessment. Therefore, when reviewing compensation, the Committee uses several alternative calculation methodologies, as described in this section and summarized in the chart below (however, the following information should not be viewed as a replacement for the 2017 Summary Compensation Table or other compensation tables set forth below):

	Summary Compensation Table	Total Direct Compensation	Average Realizable Compensation
Purpose	SEC-mandated compensation disclosure	Reflects the Committee’s compensation decisions based upon 2017 performance	Used to evaluate pay for performance alignment by comparing actual to target value over a three-year period
Pay Elements

Mix of:

- actual pay received during 2017:

•  Base salary paid in 2017

•  Annual incentive received for 2017 performance; and

•  All other compensation (Company 401(k) match); and

- future pay opportunities that may or may not be realized such as:

•  Accounting value of equity awards (restricted shares and performance share units) granted in 2017

•  Base salary paid in 2017

•  Annual incentive received for 2017 performance

•  Grant date value of equity awards (restricted shares and performance share units) granted in February 2018, reflective of 2017 performance

Average of:

•  Base salary received in 2015, 2016 and 2017

•  Annual incentive received for 2015, 2016 and 2017 performance

•  In-the-money value of equity awards granted in 2015, 2016 and 2017 calculated based upon the stock price as of 12/31/2017, including performance share units paid. Unvested performance share units are valued at target

Total Direct Compensation

Unlike the amounts reported in the 2017 Summary Compensation Table, Total Direct Compensation includes only pay elements that directly reflect the Committee’s assessment of Company and individual performance for the current year. For example, the 2017 Summary Compensation Table values include the grant date fair value of long-term incentive award opportunities granted in February 2017, reflecting the Committee’s assessment of 2016 performance. Total direct compensation, however, reflects 2017 performance by including the grant date fair value of awards granted in February 2018. Other elements included in the 2017 Summary Compensation Table (for example, changes in pension values) are outside the scope of the Committee’s annual pay decisions.

CEO Pay-2017 Summary Compensation Table vs. Total Direct Compensation

Compensation Element	2017 Summary Compensation Table	2017 Total Direct Compensation
Base Salary	$1,169,250	$1,169,250
Bonus	$0	$0
Stock Awards	$6,785,997	$6,500,000
Option Awards	$0	$0
Non-Equity Incentive Plan Compensation	$2,111,475	$2,111,475
Changes in Pension Value	$118,000	N/A
All Other Compensation	$108,469	N/A
Total	$10,293,191	$9,780,725

Average Realizable Compensation

The Committee does not believe that the 2017 Summary Compensation Table or Total Direct Compensation values adequately measure CEO compensation for the purpose of assessing the alignment of pay with performance. Both methods utilize estimated values for long-term incentive award opportunities at the time of grant. As might be expected, however, estimated values can differ significantly from the actual value earned.

Therefore, the Committee also takes into consideration average realizable compensation, which measures actual salary and annual incentives earned over a three-year period, combined with the in-the-money value of equity awards granted over the same period. The Committee compares this to average target total direct compensation, which is comprised of salary, annual incentive target and the grant date value of long-term incentives. The examination of realizable compensation takes into account short term corporate and individual performance (as generally measured by the Company’s annual incentive plan) and longer-term performance (as generally measured by changes in the Company’s stock price). Realizable compensation captures the impact of Owens Corning’s current share price performance on previously granted long-term incentive awards by using the in-the-money value of these awards, rather than a grant date fair value. The in-the-money value is determined by using the Company’s stock price at the end of each three-year period. This directly compares the executive’s potential benefit with the return our stockholders receive by investing in our stock over the same period. The Committee, therefore, views realizable compensation as very relevant to its assessment of our compensation program’s alignment with stockholders’ long-term interests.

Three-Year History of CEO Average Realizable Compensation

Pay Element	Calculation Methodology	2015	2016	2017
Base Salary	Average base salary paid in the year shown and each of the prior two years	$1,103,472	$1,126,695	$1,150,306
Annual Incentive	Average actual annual incentive earned for the year shown and each of the prior two years	$1,372,218	$1,471,033	$2,064,442
Stock Awards	Average value of vested and unvested restricted share awards granted in the year shown and each of the prior two years, based upon the share price at the end of the year shown	$2,560,250	$2,638,153	$4,315,051
Option Awards	Average in-the-money value of stock option awards (vested and unvested) granted in the year shown and each of the prior two years, based upon the share price at the end of the year shown	$450,222	$419,618	$0
Performance Share Units	Average value of the performance share units payable based upon the three-year period ending in the year shown, plus the target value of Performance Share Units granted in the following two years	$1,725,200	$2,991,133	$9,759,431
Other Compensation		$0	$0	$0
Total Average Realizable Compensation		$7,211,362	$8,646,632	$17,289,230

The chart above contains average realizable compensation for our CEO during each of the last three years with the target value of total direct compensation over the same period. As the chart indicates, average realizable pay for the CEO increased from 2016 to 2017, driven primarily by the value of Owens Corning stock as well as an above-target performance share unit payout for the performance period ending in 2017. Average realizable pay is correlated to Owens Corning’s cumulative total shareholder return performance as demonstrated in the graph below.

Details Regarding 2017 Pay Decisions for Named Executive Officers

In this section, we review and explain the specific 2017 compensation decisions for each of our NEOs.

Corporate Incentive Plan

For 2017, CIP funding for corporate performance was based upon adjusted EBIT. Target performance for the consolidated metric was set at $760 million for 2017, which represents an improvement over actual 2016 adjusted EBIT of $746 million. The 2017 target includes expected adjusted EBIT impact from the acquisition of Pittsburgh Corning. The funding targets and outcomes were as follows (dollars displayed in millions):

CIP Metric	Threshold (0% Funding)	Target (100% Funding)	Maximum (200% Funding)	2017 Actual	Funding %	Weight
Consolidated Adjusted EBIT	$660	$760	$836	$855	200%	40%
Composites EBIT	$240	$290	$340	$291	102%	20%
Insulation EBIT	$135	$185	$236	$177	86%	20%
Roofing EBIT	$315	$415	$515	$535	200%	20%
Total Funding					158%

The NEOs’ maximum awards for the individual performance component (weighted at 25%) of the CIP are described below and are subject to downward discretion by the Committee based upon its assessment of the individual performance of each NEO for 2017. As described below, the factors considered in assessing individual

Total Shareholder Return

performance were: the performance of business or functional areas for which the individual is accountable, achievement of predetermined qualitative goals, impact on the organization and talent development.

Individual performance is based on a discretionary holistic assessment of the NEO’s overall performance. The Committee determined the CEO’s individual award based upon its assessment of the CEO’s performance for the year. For the other NEOs, the assessment was made by the CEO for each NEO on an individual basis and reviewed and approved by the Committee in its discretion. When assessing individual performance, the considerations by the CEO and the Committee included those referenced above when determining base salary, as well as a comparison among the NEOs to determine their relative contributions to the Company’s business results, with the goal being to differentiate awards based on performance. The Committee received recommendations from the CEO, assessed his performance evaluation for each of the other NEOs and applied its judgment consistent with the factors described above to review and approve the CIP payouts for each NEO for 2017 in its discretion. The table below summarizes each NEO’s target and actual corporate component and maximum and actual individual component payout under the CIP for 2017:

		Corporate Performance (75% Weighting)		Individual Performance (25% Weighting)
	Target CIP	Max Opportunity @ 200%	Actual Funding @ 158%	Max Opportunity @ 200%	Actual Individual Award	Total 2017 CIP Award
Thaman	120%	$2,115,000	$1,670,850	$705,000	$440,625	$2,111,475
McMurray	80%	$750,000	$592,500	$250,000	$150,000	$742,500
Genis	75%	$697,500	$551,025	$232,500	$116,250	$667,275
Smith	70%	$577,500	$456,225	$192,500	$134,750	$590,975
Chambers	75%	$562,500	$444,375	$187,500	$131,250	$575,625

Long-Term Incentive Plan

The value of actual 2017 LTI grants for the NEOs versus prior year grants are described below. To determine the 2017 grant levels, the Committee considered a variety of factors including individual performance, prior year awards, market median LTI award levels, total compensation versus market median, and the Company’s year-over-year improvement in performance from 2016 to 2017. The stock price on the grant date was used to value all LTIP grants. The actual accounting charge for these awards is determined under ASC Topic 718 and may be more or less than the standardized value Owens Corning uses internally for grant size determination.

	2016 LTI Award	2017 LTI Award
Thaman	$5,500,000	$6,500,000
McMurray	$1,300,000	$1,400,000
Genis	$1,300,000	$1,300,000
Smith	$1,000,000	$1,100,000
Chambers	$800,000	$950,000

For the LTI performance cycle beginning in 2015 and ending in 2017, funding criteria for the performance share units were based on the Company’s: (1) adjusted Return on Capital performance; and (2) Total Shareholder Return relative to constituents of the former S&P Building and Construction Select Industry Index as of January 1, 2015 (the “Index”).

Over the performance period, Owens Corning’s adjusted Return on Capital measure averaged 12.1% which is above our maximum performance level of 10.2% resulting in a maximum payout of 200%. An additional target award of 100% was earned based on each businesses’ (Composites, Insulation and Roofing) performance against a stretch goal of 11%, which was achieved. As noted above, adjusted Return on Capital reflects adjustments for the impact of fresh start accounting as well as material transactions, accruals or charges as approved by the Committee.

With regard to the Total Shareholder Return Metric, Owens Corning’s stock performed at the 96th percentile versus companies in the Index, resulting in 200% funding. The value of the 2015-2017 LTI grant is included in the above table summarizing CEO average realizable compensation and below in the 2017 Option Exercises and Stock Vested Table.

The following tables summarize the Committee’s decisions for the 2017 performance year. Unlike the 2017 Summary Compensation Table, which includes the long-term incentive awards granted in calendar year 2017, Total Direct Compensation shown in the following table instead includes long-term incentive awards granted in February 2018, reflecting a more appropriate assessment of 2017 performance. However, this table should not be viewed as a replacement for the 2017 Summary Compensation Table or other compensation tables set forth below.

CEO Total Direct Compensation Decisions, 2015-2017

Michael Thaman, President & Chief Executive Officer

	Year-End Decisions
Compensation Element	2015	2016	2017
Base Salary	$1,140,500	$1,140,500	$1,175,000
Annual Incentive Award	$2,121,330	$1,960,520	$2,111,475
Long-Term Incentive Award	Reflects Feb. 2016 Grant	Reflects Feb. 2017 Grant	Reflects Feb. 2018 Grant
Restricted Shares	$2,200,000	$2,600,000	$2,600,000
Performance Share Units	$3,300,000	$3,900,000	$3,900,000
Total Direct Compensation	$8,761,830	$9,601,020	9,786,475

2017 Other NEO Total Direct Compensation

The following table summarizes the Committee’s decisions for the 2017 performance year. Unlike the 2017 Summary Compensation Table, which includes the long-term incentive awards granted in calendar year 2017, Total Direct Compensation shown in the following table instead includes long-term incentive awards granted in February 2018, reflecting a more appropriate assessment of 2017 performance. However, this table should not be viewed as a replacement for the 2017 Summary Compensation Table or other compensation tables set forth below.

Compensation Element	McMurray	Genis	Smith	Chambers
2017 Base Salary	$625,000	$620,000	$550,000	$500,000
2017 Annual Incentive	$742,500	$667,275	$590,975	$575,625
2018 Grant of Restricted Shares	$560,000	$520,000	$440,000	$460,000
2018 Grant of Performance Share Units	$840,000	$780,000	$660,000	$690,000
Total Direct Compensation	$2,767,500	$2,587,275	$2,240,975	$2,225,625

Michael C. McMurray, Senior Vice President & Chief Financial Officer

Key 2017 measurement criteria for Mr. McMurray included:

•	Effective capital allocation and access to capital markets;

•	Development and coaching of key roles within the Finance, Sourcing and Supply Chain organization;

•	Successfully identify and execute growth opportunities;

•	Balance sheet management, capital adequacy, forecasting and guidance; and

•	Effective and transparent financial controls.

As a result of his assessment of Mr. McMurray’s performance, Mr. Thaman recommended the Committee approve a 149% payout under the annual CIP for him. This is comprised of 158% funding for the corporate component of the award opportunity and 120% funding of the individual component. The Committee approved this award of $742,500. In addition, the Committee approved an aggregate long-term incentive award of $1,400,000, granted in February 2018.

For 2018, Mr. McMurray also received a salary increase from $625,000 to $645,000 to better align with competitive market practice.

Arnaud P. Genis, President, Composites

Key 2017 measurement criteria for Mr. Genis included:

•	Financial results for the Composites business;

•	Return on capital improvement driven by capital efficiency;

•	Non-Wovens performance and growth objectives;

•	Organic growth opportunities identified and delivered;

•	Manufacturing excellence; and

•	Development of talent and capabilities.

As a result of his assessment of Mr. Genis’ performance, Mr. Thaman recommended the Committee approve a 144% payout under the annual CIP for him. This is comprised of 158% funding for the corporate component of the award opportunity and 100% funding of the individual component. The Committee approved this award of $667,275. In addition, the Committee approved an aggregate long-term incentive award of $1,300,000, granted in February 2018.

For 2018, Mr. Genis also received a salary increase from $620,000 to $635,000 to better align with competitive market practice.

Daniel T. Smith, Senior Vice President, Organization & Administration

Key 2017 measurement criteria for Mr. Smith included:

•	Talent management, retention and development of key leadership roles, and succession planning;

•	Organization design optimizing overall structure including acquisition integrations;

•	Continuous improvement in digital technology experience and communications;

•	Enhancing marketing capability; and

•	Emphasis and progress on diversity objectives.

As a result of his assessment of Mr. Smith’s performance, Mr. Thaman recommended the Committee approve a 154% payout under the annual CIP for him. This is comprised of 158% funding for the corporate component of the award opportunity and 140% funding of the individual component. The Committee approved this award of $590,975. In addition, the Committee approved an aggregate long-term incentive award of $1,100,000, granted in February 2018.

For 2018, Mr. Smith also received a salary increase from $550,000 to $565,000 to better align with competitive market practice.

Brian Chambers, President, Roofing

Key 2017 measurement criteria for Mr. Chambers included:

•	Financial results for the Roofing business;

•	Integration of InterWrap and acceleration of growth of the components business;

•	Talent development and succession management;

•	Manufacturing excellence through TPM; and

•	Execution of commercial growth initiatives.

As a result of his assessment of Mr. Chambers’ performance, Mr. Thaman recommended the Committee approve a 154% payout under the annual CIP for him. This is comprised of 158% funding for the corporate component of the award opportunity and 140% funding of the individual component. The Committee approved this award of $575,625. In addition, the Committee approved an aggregate long-term incentive award of $1,150,000, granted in February 2018.

For 2018, Mr. Chambers also received a salary increase from $500,000 to $560,000 to better align with competitive market practice.

Stock Ownership Guidelines and Holding Requirements

Stock ownership guidelines for our officers and directors are designed to closely link their interests with those of our stockholders. These stock ownership guidelines provide that the CEO must own stock with a value of six times his base salary and each other NEO must own stock with a value of three times his base salary. All officers must retain 100% of after-tax shares received through LTI grants until their ownership guideline is met. Outside directors are required to own shares with a value of five times the maximum annual cash retainer. As of the date of this Proxy Statement, all NEOs hold stock in excess of the ownership guidelines applicable to our officers. All outside directors with more than three years of tenure on the Board hold stock in excess of the ownership guidelines applicable to our directors. For further details on actual ownership, please refer to the Security Ownership of Certain Beneficial Owners and Management table provided earlier in this Proxy Statement.

Compensation-Based Risk Assessment

The Committee believes that although the majority of compensation provided to the NEOs is performance-based, our compensation programs for all employees do not encourage behaviors that pose a material risk to the Company. The design of our employee compensation programs encourages balanced focus on both the short-term and the long-term operational and financial goals of the Company. The Company reviewed the risks associated with its global compensation program and reviewed the results with the Committee during 2017. As a result, the Committee continues to believe that there are no risks arising from employee compensation programs that are reasonably likely to have a material adverse effect on the Company.

Timing of Equity Awards

The Company does not have any program, plan or practice to time equity grants in coordination with the release of material, non-public information. Annual awards of restricted stock and Performance Share Units are granted on the date of the Committee’s annual first quarter meeting. The Company may also grant equity awards to newly-hired or promoted executives, effective on the start or promotion date.

Perquisites

The NEOs participate in the same health care and other employee benefit programs that are generally available for all salaried employees. The Committee has eliminated executive perquisites. The Company contributes to Mr. Genis’ government-sponsored French pension, as it does for other French employees who have relocated to the United States. Mr. Genis does not participate in the Company’s 401(k) plan.

Deferred Compensation Plan

The Company maintains a nonqualified deferred compensation plan under which certain employees, including the NEOs, are permitted to defer receipt of some or all of their base salary and cash incentive awards under the CIP. Deferred amounts are credited with earnings or losses based on the rate of return of specified mutual funds and/or Owens Corning stock. The deferred compensation plan is not funded, and participants have an unsecured commitment from the Company to pay the amounts due under the plan. When such payments become distributable, the cash will be distributed from general assets.

The Company also provides a 401(k) Restoration Match to restore benefits that are limited in the qualified 401(k) Savings Plan due to IRS rules. The benefit is calculated as the Company contribution the employee would have received absent IRS pay limits and nonqualified deferrals, less the actual Company contribution to the 401(k) Savings Plan. Eligible participants must be employed at the end of the calendar year to receive this benefit, which is added to unfunded deferred compensation accounts annually and administered to comply with Section 409A of the Internal Revenue Code.

In addition, certain employees, including NEOs, may defer receipt of some or all of their stock-based awards granted under the LTI program.

We provide the opportunity to defer compensation in an effort to maximize the tax efficiency of our compensation program. We believe that this benefit, along with the 401(k) Restoration Match, is an important retention and recruitment tool as many of the companies with which we compete for executive talent provide similar plans to their executive employees.

Post-Termination Compensation

Severance Agreements

We have entered into severance agreements with our officers, including the NEOs. These agreements were approved by the Committee. The severance agreements were adopted for the purpose of providing for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without cause as this term is defined in the severance agreements. We believe that these agreements are important to recruiting and retaining our officers, as many of the companies with which we compete for executive talent have similar agreements in place for their executive employees. Based on practices among peer companies and consistent with the interests and needs of the Company, the Committee determined an appropriate level of severance payments and the circumstances that should trigger such payments. Therefore, the severance agreements with the NEOs provide, under certain termination scenarios, up to two years of pay and benefits. The severance agreements provide for payments upon a change in control only if the individual is also terminated for reasons other than cause in connection with the change in control. Payments under the severance agreements are made in cash and are paid, depending on the terms of the individual executive’s agreement, either in the form of a one-time lump-sum payment or in the same manner as the regular payroll over a 24-month period. Health care coverage provided under the severance agreements is provided in kind. Additional specific information regarding potential payments under these severance agreements is found under the heading, “Potential Payments upon Termination or Change-in-Control.”

Clawback Policy

If the Board of Directors determines that a NEO has engaged in fraud, willful misconduct, or a violation of Company policy that caused or otherwise contributed to the need for a material restatement of the Company’s financial results, the Committee will review all performance-based compensation awarded to or earned by that NEO during the respective fiscal periods affected by the restatement. This review would include cash incentive awards and all forms of equity-based compensation. If the Committee determines that performance-based compensation would have been materially lower if it had been based on the restated results, the Committee will seek recoupment from the NEO as it deems appropriate based on a consideration of the facts and circumstances, and applicable laws and policies.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), generally places a limit of $1 million on the amount of compensation we may deduct in any one year with respect to any covered employee under Section 162(m). The historic exception to the $1 million limitation for performance-based compensation meeting certain requirements was eliminated in recent changes to the Tax Code, subject to certain grandfathering for arrangements in place prior to November 2, 2017.

Awards pursuant to our CIP and grants of Performance Share Units and stock options prior to November 2, 2017 were designed and intended to potentially qualify as performance-based compensation so that they might be tax deductible. Restricted stock that is subject only to time-based vesting was not generally considered performance-based under Section 162(m) of the Tax Code.

The Committee retains the flexibility to award compensation that is consistent with our objectives and philosophy even if it does not qualify for a tax deduction. The Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Moreover, even if the Committee intended to grant compensation that qualifies as performance-based compensation for purposes of Section 162(m) of the Tax Code, we cannot guarantee that such compensation will so qualify or ultimately is or will be deductible.

Disclosure of Specific Incentive Targets

With respect to both the CIP and LTI, detail on the specific financial performance targets under these criteria for performance periods completed during the reporting period has been disclosed above. However, certain performance targets for ongoing and future performance periods are not disclosed because they are substantially based on the prospective strategic plans and corporate objectives of the Company, and disclosure of these prospective specific performance targets is not material to an understanding of our NEO compensation for 2017. Such performance goals do not have a material impact on the compensation actually received in, or attributable to, the 2017 reported period. As described above, and as evidenced by the targets and outcomes described for the completed performance periods for the incentive compensation plans, the performance targets selected have a degree of difficulty which the Committee considers to be challenging but achievable. The Committee establishes the goals at the beginning of the performance period at levels that reflect our internal, confidential operations plan. These goals are within the ranges of what we have publicly disclosed for completed performance periods, and accordingly require a high level of financial performance in the context of the current business climate and over the performance periods to be achieved.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis appearing in this Proxy Statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

By The Compensation Committee:

Edward F. Lonergan, Chairman

Cesar Conde

F. Philip Handy

James J. McMonagle

Suzanne P. Nimocks

NAMED EXECUTIVE OFFICER COMPENSATION

2017 Summary Compensation Table

The following tables provide information on total compensation paid to the Chief Executive Officer, the Chief Financial Officer and certain other officers of Owens Corning (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Michael H. Thaman	2017	1,169,250	—	6,785,997	—	2,111,475	118,000	108,469	10,293,191
President, Chief Executive Officer and Chairman of the Board	2016	1,140,500	—	5,723,522	—	1,960,520	5,000	116,726	8,946,267
	2015	1,135,417	—	4,712,180	—	2,121,330	—	289,917	8,258,844

Michael C. McMurray	2017	620,833	—	1,465,939	—	742,500	2,000	90,878	2,922,150
Senior Vice President and Chief Financial Officer	2016	589,167	—	1,352,288	—	616,500	1,000	56,745	2,615,699
	2015	530,000	—	1,169,700	—	621,938	—	89,443	2,411,081

Arnaud P. Genis	2017	616,667	—	1,356,780	—	667,275	—	76,096	2,716,818
President, Composites	2016	596,667	—	1,352,288	—	588,375	—	79,584	2,616,913
	2015	576,667	—	1,271,908	—	701,438	—	112,468	2,662,481

Daniel T. Smith	2017	546,667	—	1,152,130	—	590,975	1,000	81,013	2,371,785
Senior Vice President, Organization and Administration	2016	527,500	—	1,036,805	—	531,458	—	53,256	2,149,019
	2015	510,000	—	952,430	—	558,775	—	85,139	2,106,344

Brian D. Chambers	2017	493,333	—	993,516	—	575,625	—	68,704	2,131,178
President, Roofing	2016	450,000	—	833,885	—	537,338	—	39,863	1,861,086
	2015	400,000	—	741,687	—	457,500	—	57,853	1,657,040

(1)	The amounts reflected in this column for 2017 consist of restricted stock and equity-based performance stock units granted under the Owens Corning Stock Plan. The amounts shown reflect the aggregate grant date fair value with respect to all stock awards made during the year. Performance stock units granted during 2017 are reflected in the column at the full fair value based on the probable outcome of the performance criteria for the award on the grant date. The grant date values of the performance stock units at the maximum possible payout are as follows: Mr. Thaman: $8,375,921; Mr. McMurray: $1,806,613; Mr. Genis: $1,676,552; Mr. Smith: $1,421,700; and Mr. Chambers: $1,225,824. See Note 16 to the Consolidated Financial Statements included in our 2017 Annual Report for a discussion of the relevant assumptions made in such valuations. For further information on the 2017 awards, including the maximum potential payout based on the attainment of maximum funding, see the 2017 Grants of Plan-Based Awards table below.
(2)	The amounts reflected in this column for 2017 reflect awards under the 2017 CIP to each NEO.
(3)	The amounts reflected in this column for 2017 consist of the increase in actuarial value of each NEO’s pension benefits in 2017. The total accrued pension value is reflected in the 2017 Pension Benefits table below. No above-market or preferential earnings on non-qualified deferred compensation are reported in this column.
(4)	For 2017, the amounts shown for Mr. Thaman, Mr. McMurray, Mr. Smith, and Mr. Chambers represent contributions made by the Company to the qualified savings plan and nonqualified deferred compensation plan, as well as cash dividends accrued on unvested restricted stock. For 2017, the amount shown for Mr. Genis represents the Voluntary Contribution made by the Company to the French government pension on his behalf and cash dividends accrued on unvested restricted stock. The contribution for Mr. Genis was made in Euros, and the amount shown was converted to U.S. dollars based on the December 31, 2017 exchange rate.
(5)	The following table provides more detail behind the 2017 amounts reported in column (i) above:

Name	Accrued Cash Dividends ($)	Qualified Savings Plan Company Contribution ($)	Nonqualified Deferred Compensation Company Contribution ($)	French Government Pension Contribution ($)	Total: All Other Compensation ($)
Michael H. Thaman	17,790	21,600	69,079	—	108,469
Michael C. McMurray	4,070	21,600	65,208	—	90,878
Arnaud P. Genis	19,325	—	—	56,771	76,096
Daniel T. Smith	2,905	21,600	56,508	—	81,013
Brian D. Chambers	2,950	21,600	44,154	—	68,704

2017 Grants of Plan-Based Awards Table

The following table provides information regarding threshold, target and maximum award levels or full grant amounts under the various compensation and incentive plans applicable to the NEOs. The narrative that follows describes such programs as reflected in the table. Actual awards for the 2017 CIP are reflected in column (g) of the 2017 Summary Compensation Table and footnotes to the table. Funding and individual award amounts are determined as described in the narrative to these tables.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Michael H. Thaman	2017 CIP (1)	—	1,410,000	2,820,000	—	—	—	—	—
	2017 RS (2)	—	—	—	—	—	—	47,100	2,598,036
	2017 ROC PSU (3)	—	—	—	20,625	41,250	82,500	—	2,173,875
	2017 TSR PSU (3)	—	—	—	—	29,450	58,900	—	2,014,086

Michael C. McMurray	2017 CIP (1)	—	500,000	1,000,000	—	—	—	—	—
	2017 RS (2)	—	—	—	—	—	—	10,200	562,632
	2017 ROC PSU (3)	—	—	—	4,450	8,900	17,800	—	469,030
	2017 TSR PSU (3)	—	—	—	—	6,350	12,700	—	434,277

Arnaud P. Genis	2017 CIP (1)	—	465,000	930,000	—	—	—	—	—
	2017 RS (2)	—	—	—	—	—	—	9,400	518,504
	2017 ROC PSU (3)	—	—	—	4,125	8,250	16,500	—	434,775
	2017 TSR PSU (3)	—	—	—	—	5,900	11,800	—	403,501

Daniel T. Smith	2017 CIP (1)	—	385,000	770,000	—	—	—	—	—
	2017 RS (2)	—	—	—	—	—	—	8,000	441,280
	2017 ROC PSU (3)	—	—	—	3,500	7,000	14,000	—	368,900
	2017 TSR PSU (3)	—	—	—	—	5,000	10,000	—	341,950

Brian D. Chambers	2017 CIP (1)	—	375,000	750,000	—	—	—	—	—
	2017 RS (2)	—	—	—	—	—	—	6,900	380,604
	2017 ROC PSU (3)	—	—	—	3,025	6,050	12,100	—	318,835
	2017 TSR PSU (3)	—	—	—	—	4,300	8,600	—	294,077

(1)	Reflects the NEO’s annual incentive opportunity under the CIP for the annual performance period commencing in 2017. Actual amounts paid out under the 2017 CIP are reflected in column (g) of the 2017 Summary Compensation Table. Funding and individual award amounts are determined as described in the narrative to these tables and the Compensation Discussion and Analysis above. The CIP provides no payout at or below threshold funding. Incentive payments are made only where plans fund above threshold.
(2)	Reflects the restricted stock award granted to the NEO on February 1, 2017. These awards generally vest 25% per year over four years.
(3)	Reflects the long-term incentive opportunity granted to the NEO under the 2016 Stock Plan for the performance period commencing in 2017. Performance share units (PSU) were granted on February 1, 2017 and will generally vest at the end of the three-year performance period depending on performance results. Funding and individual award amounts are determined as described in the narrative to these tables and the Compensation Discussion and Analysis above. PSU awards provide no payout at or below threshold funding. Shares are distributed only where the plan funds above threshold. The value of PSUs reflected in column (j) is the fair value based on the probable outcome of the performance criteria for the award on the grant date. See Note 16 to the Consolidated Financial Statements included in our 2017 Annual Report on Form 10-K for a discussion of the relevant assumptions made in such valuations.

Narrative to 2017 Summary Compensation Table and 2017 Grants of Plan-Based Awards Table

Base Salary, Severance and Certain Other Arrangements

During 2017, each of the NEOs participated in the Company’s compensation and benefits programs for salaried employees as described here and reflected in the tables and accompanying footnotes. Each NEO receives an annual base salary as reflected in the 2017 Summary Compensation Table above. The amount of such base salary as a component of the total compensation is established and reviewed each year by the Compensation Committee, and is described above in the Compensation Discussion and Analysis. Severance arrangements with each of the NEOs are as described below in the Potential Payments Upon Termination or Change-In-Control section.

Annual Corporate Incentive Plan (“CIP”)

Owens Corning maintains the CIP, in which all salaried employees participate, with specific Company performance criteria adopted annually. Each of the NEOs is eligible to receive annual cash incentive awards based on his individual performance and corporate performance against annual performance goals set by the Compensation Committee. Under the CIP for the 2017 annual performance period, the funding measures set by the Compensation Committee were based on consolidated Adjusted EBIT and Adjusted EBIT for the Composites, Insulation, and Roofing businesses respectively. Cash awards paid to the NEOs under the CIP for the 2017 performance period are reflected in column (g) of the 2017 Summary Compensation Table above and the range of award opportunities under the 2017 CIP is reflected in the 2017 Grants of Plan-Based Awards Table above.

Long-Term Incentive Program (“LTIP”)

Owens Corning maintains a LTIP applicable to certain salaried employees as selected by the Compensation Committee, including each of the NEOs. The plan is designed to align participant compensation with the attainment of certain longer-term business goals established by the Compensation Committee.

In April 2016, the Company’s stockholders approved the Owens Corning 2016 Stock Plan, which replaced the Owens Corning 2013 Stock Plan. In this Proxy Statement, we refer to the stock plan in place at the relevant time as the “Stock Plan.” The Stock Plan provides for participation by employees, management and directors and authorizes grants of stock options, stock appreciation rights, stock awards, restricted stock awards, restricted stock units, bonus stock awards, performance stock awards and performance share units. The 2013 Stock Plan document was filed with the SEC in connection with the 2013 Proxy Statement. The 2016 Stock Plan document was filed with the SEC in connection with the 2016 Proxy Statement.

The plan utilizes PSUs with three-year performance cycles, adopted annually, with payouts under the program dependent upon corporate performance against performance goals set by the Compensation Committee for each cycle. The outstanding three-year cycles as of December 31, 2017 include: January 1, 2015 through December 31, 2017; January 1, 2016 through December 31, 2018; and January 1, 2017 through December 31, 2019. Estimated future payouts of awards under the 2017-2019 cycle are reflected in the 2017 Grants of Plan-Based Awards Table above.

The award shown in the 2017 Grants of Plan-Based Awards Table represents the NEO’s opportunity to earn the amount shown in the “maximum” column of the table if the maximum performance goal established by the Compensation Committee at the beginning of the performance period are attained or exceeded during the performance period. In the event the maximum performance goal is not attained, then the NEOs may earn the amounts shown in the “target” column if the target level of performance is attained, or the amounts shown in the

“threshold” column if the threshold level of performance is attained. Participants will earn intermediate amounts for performance between the maximum and target levels, or between the target and threshold levels, and will earn no amounts for performance at or below the threshold level.

For the performance period commencing in 2017, the LTIP award provides an award under the Owens Corning Stock Plan in three separate components: (1) Restricted Stock Awards granted under the Stock Plan as described below: awards generally vest and restrictions generally lapse on these restricted stock awards 25% per year over four years, based upon continued tenure during the vesting period; (2) Return on Capital (“ROC”) PSUs awarded under the Stock Plan as described below: awards generally vest in these PSUs at the completion of the three-year performance period and receive a settlement of the award based on the performance of the Company against pre-established performance criteria–the ROC PSUs are settled in Company common stock; and (3) Relative Total Shareholder Return (“TSR”) PSUs awarded under the Stock Plan as described below: awards generally vest in these PSUs at the completion of the three-year performance period and receive a settlement of the award based on the performance of the Company against pre-established relative TSR performance criteria–the TSR PSUs are settled in Company common stock.

CEO Pay Ratio

The Securities and Exchange Commission has adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the Chief Executive Officer. The following pay ratio disclosure is the Company’s reasonable, good faith estimate based upon the permitted methodology described below, pursuant to the SEC’s guidance under Item 402(u) of Regulation S-K:

Process	Assumptions	2017 Total Compensation

1)  As of 10/1/2017, we employed 17,203 full and part-time active employees at our parent company and consolidated subsidiaries (“Global Population”).

2)  We excluded 740 non-U.S. employees (or 4.3% of the Global Population) from the Global Population in accordance with SEC rules*.

3)  We excluded 1,193 employees from the Global Population who were employees of Pittsburgh Corning, a company we acquired during the fiscal year, in accordance with SEC rules.

4)  After the foregoing exclusions, our adjusted Global Population was 15,269 employees.

5)  For each employee who was included in our adjusted Global Population, we determined the employee’s total cash compensation (in other words, base salary, overtime, guaranteed compensation and bonus compensation) from our payroll system for the 12-month period ended on September 30, 2017.

6)  Based on each employee’s total cash compensation, we then identified the median employee from our adjusted Global Population.

1)  Each non-U.S. employee’s total cash compensation was converted from local currency to U.S. dollars using the closing spot foreign exchange rate on September 30, 2017.

2)  The annual total compensation for our CEO represents the amount reported for our CEO in the “Total” column (column (j)) of our 2017 Summary Compensation Table included on page 42 of this Proxy Statement.

3)  The annual total compensation for our median employee represents the amount of such employee’s compensation for 2017 that would have been reported in the 2017 Summary Compensation Table in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K if the employee had been a Named Executive Officer for 2017.

The annual total compensation of our CEO, Mr. Thaman: $10,293,191.

Median of the annual total compensation of all employees (except the CEO): $62,069.

Based on the above information, for 2017 the ratio of the median of the annual total compensation of all employees to the annual total compensation of the CEO was approximately 1 to 166. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K.

* Breakdown of our total Global Population: USA (8,435 employees), non-U.S. (8,768 employees). Countries (number of employees) excluded were as follows: Argentina (1), Czech Republic (1), Germany (11), Hong Kong (3), Japan (21), Netherlands (164), Poland (1), Russia (331), Singapore (45), Slovakia (2), Spain (65), Switzerland (1), Thailand (4) and the United Kingdom (90).

The following table sets forth information concerning unexercised options, stock awards that have not vested, and equity incentive plan awards for each NEO that were outstanding at the end of 2017.

Outstanding Equity Awards at 2017 Fiscal Year-End Table

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b) (1)	(c) (2)	(d)	(e)	(f) (3)	(g) (4)	(h) (5)	(i) (4)
Michael H. Thaman					121,050	11,129,337	143,550	13,197,987
	102,400	—	33.73	2/1/2022
	86,000	—	42.16	2/6/2023
	67,875	22,625	37.65	2/5/2024
Michael C. McMurray					27,900	2,565,126	32,450	2,983,453
	15,825	5,275	37.65	2/5/2024
Arnaud P. Genis					42,800	3,935,032	31,350	2,882,319
	—	5,775	37.65	2/5/2024
Daniel T. Smith					21,650	1,990,501	25,200	2,316,888
	—	3,775	37.65	2/5/2024
Brian D. Chambers					17,275	1,588,264	20,950	1,926,143
	7,600	—	42.16	2/6/2023
	6,825	2,275	37.65	2/5/2024

(1)	Vested options expire on the tenth anniversary of the grant date.
(2)	Stock options granted on February 1, 2012; February 6, 2013; and February 5, 2014 generally vest 25% per year over four years.
(3)	Restricted stock granted on February 5, 2014; February 4, 2015; February 3, 2016; and February 1, 2017 generally vests 25% per year over four years. Mr. Genis’ share amount includes restricted stock granted on February 1, 2012.
(4)	Market value reflects the closing price of the Company’s common stock as of the last trading day of 2017 of $91.94.
(5)	Reflects unvested stock-settled PSUs under the LTIP, at target performance.

2017 Option Exercises and Stock Vested Table

The following table sets forth the required information on NEO stock awards that vested and stock options that were exercised during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Michael H. Thaman	232,300	11,688,468	227,475	19,016,621
Michael C. McMurray	32,000	1,472,585	55,525	4,667,872
Arnaud P. Genis	10,725	277,076	75,000	5,880,859
Daniel T. Smith	41,425	1,391,969	44,400	3,758,210
Brian D. Chambers	16,600	544,706	36,800	3,066,119

(1)	Represents the pre-tax value realized on options that were exercised during the fiscal year, computed by multiplying the number of shares acquired upon exercise by the difference between the option’s strike price and the fair market value of Owens Corning common stock at the time of exercise.
(2)	Represents the pre-tax value realized on stock awards that vested during the fiscal year, computed by multiplying the number of shares acquired upon vesting by the closing market price of Owens Corning common stock on the vesting date.

2017 Pension Benefits Table

The following table sets forth the required information regarding pension benefits, as applicable, for the NEOs for 2017.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Michael H. Thaman	Qualified Plan (2)	17.37	140,000	—
	Top-Hat Plan (3)	17.37	569,000	—

	Total		709,000	—
Michael C. McMurray	Qualified Plan (2)	1.08	11,000	—
	Top-Hat Plan (3)	1.08	1,000	—

	Total		12,000	—
Arnaud P. Genis	Qualified Plan (2)	—	—	—
	Top-Hat Plan (3)	—	—	—

	Total		—	—
Daniel T. Smith	Qualified Plan (2)	0.30	5,000	—
	Top-Hat Plan (3)	—	—	—

	Total		5,000	—
Brian D. Chambers	Qualified Plan (2)	—	—	—
	Top-Hat Plan (3)	—	—	—

	Total		—	—

(1)	These values are calculated in accordance with requirements of the Statement of Financial Accounting Standards No. 158.

(2)	Refers to benefits under the Company’s Cash Balance Plan or, if greater, under the Owens Corning Salaried Employees’ Retirement Plan maintained prior to 1996, as discussed below.
(3)	Refers to benefits under the Company’s non-qualified Supplemental Plan.

Owens Corning maintains a tax-qualified noncontributory defined benefit cash balance pension plan (the “Cash Balance Plan”) covering certain salaried and hourly employees in the United States, including certain NEOs. The Cash Balance Plan was adopted by Owens Corning in replacement of the qualified Salaried Employees’ Retirement Plan maintained prior to 1996, which we refer to as the “Prior Plan.” The Prior Plan provided retirement benefits primarily on the basis of age at retirement, years of service and average earnings from the highest three consecutive years of service. Under the Cash Balance Plan, each year prior to January 1, 2010, eligible employees generally earned a benefit of 4% of such employee’s covered pay. This was referred to under the Cash Balance Plan as a “Pay Credit.” Covered pay was defined generally as base pay and certain annual incentive compensation amounts payable during the year. Effective January 1, 2010, the Cash Balance Plan was amended to eliminate Pay Credit accruals and was closed to new participation. Accrued benefits continue to earn monthly interest based on the average interest rate for five-year United States treasury securities. Employees with an accrued benefit under the Cash Balance Plan vest in that benefit once they have completed three years of service. Vested employees may receive their benefit under the Cash Balance Plan as a lump sum or as a monthly payment when they leave the Company.

As the Company transitioned from the Prior Plan to the current Cash Balance Plan, participating employees who were at least age 40 with 10 years of service as of December 31, 1995 became entitled to receive the greater of their benefit under the Prior Plan frozen as of December 31, 2000, or under the Cash Balance Plan.

Each NEO would have been entitled to payment of their vested accrued benefit under the tax-qualified plan in the event of a termination occurring on December 31, 2017, valued as a lump-sum payable as of that date as follows: Mr. Thaman, $160,765; Mr. McMurray, $12,243; and Mr. Smith, $5,411. Mr. Genis and Mr. Chambers do not participate in the plan.

In addition to the tax-qualified pension plan, Owens Corning maintains supplemental pension benefits, including the Supplemental Plan that pays eligible employees leaving the Company the difference between the benefits payable under Owens Corning’s tax-qualified pension plan and those benefits that would have been payable except for limitations imposed by the Internal Revenue Code. The Supplemental Plan was amended to eliminate future accruals and was closed to new participation effective January 1, 2010. Some NEOs participate in both the tax-qualified pension plan and the Supplemental Plan.

Each eligible NEO would have been entitled to payment of their vested accrued benefit under the Supplemental Plan in the event of a termination occurring on December 31, 2017, valued as a lump-sum payable as of that date as follows: Mr. Thaman, $691,179; and Mr. McMurray, $1,566. Mr. Genis, Mr. Smith and Mr. Chambers do not participate in the Supplemental Plan.

NONQUALIFIED DEFERRED COMPENSATION

The Company has established an unfunded Deferred Compensation Plan under which eligible officers, including several of the NEOs, are permitted to defer some or all of their cash incentive compensation and up to 80% of their base salary. Officers may defer compensation until their separation from the Company, or may designate a set deferral period between two and ten years. They may elect to take their distribution as a lump sum, five annual installments, ten annual installments, or a set dollar amount.

In 2017, Owens Corning provided Company contributions to the accounts of eligible officers, including several of the NEOs, to restore Company contributions and matching contributions that were limited in the 401(k) Plan by the IRS. These contributions are deferred until separation, and officers may elect to defer payments for an additional two to ten years after separation. They may elect to take their distribution as a lump sum, five annual installments, ten annual installments, or a set dollar amount.

Officers may choose among mutual funds offered in the 401(k) Plan, as well as Owens Corning stock, for hypothetical investment of their account. Deferred amounts are credited with earnings or losses based on the rate of return of specified mutual funds and/or the value of Owens Corning stock. This plan is unfunded and unsecured, and all investments are hypothetical.

2017 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)(b)	Registrant Contributions in Last Fiscal Year ($)(c)(1)	Aggregate Earnings in Last Fiscal Year ($)(d)(2)	Aggregate Withdrawls/ Distributions ($)(e)	Aggregate Balance at Last Fiscal Year End ($)(f)(3)
Michael H. Thaman	—	69,079	101,571	—	620,320
Michael C. McMurray (4)	74,283	65,208	69,070	—	398,292
Arnaud P. Genis	—	—	—	—	—
Daniel T. Smith (5)	42,821	56,508	85,682	(19,197)	471,793
Brian D. Chambers (6)	29,600	44,154	19,925	—	175,384

(1)	This amount reflects the unfunded Company contribution to each account, to restore 401(k) Plan Company contributions and matching contributions that are limited by the IRS and is included in “All Other Compensation” in the 2017 Summary Compensation Table.
(2)	The amounts reflected in column (d) do not reflect above-market or preferential earnings and are therefore not reported in the 2017 Summary Compensation Table.
(3)	The aggregate balance in column (f) includes the following amounts that were reported in the Summary Compensation Table for each NEO in previous years: Mr. Thaman: $407,026; Mr. McMurray: $175,003; Mr. Smith: $268,646; and Mr. Chambers: $66,593. Mr. Genis does not participate in this plan.
(4)	The amount in the first column reflects the deferral of a portion of Mr. McMurray’s 2017 base salary, which is reflected as “Salary” in the 2017 Summary Compensation Table and 2016 CIP paid in 2017, which is reflected in “Non-Equity Incentive Plan Compensation” in the 2017 Summary Compensation Table for 2016.
(5)	The amount in the first column reflects the deferral of a portion of Mr. Smith’s 2017 base salary, which is reflected as “Salary” in the 2017 Summary Compensation Table and 2016 CIP paid in 2017, which is reflected in “Non-Equity Incentive Plan Compensation” in the 2017 Summary Compensation Table for 2016.
(6)	The amount in the first column reflects the deferral of a portion of Mr. Chambers’ 2017 base salary, which is reflected as “Salary” in the 2017 Summary Compensation Table

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The Company has entered into certain agreements and maintains certain plans under which the Company would provide compensation to NEOs in the event of a termination of employment or a change-in-control of the Company. The payment and benefit levels disclosed in the table below are determined under the various triggering events pursuant to these agreements that both define what constitutes the triggering event and provides those payments that would be due upon the occurrence of such events.

Severance agreements have been executed with Messrs. Thaman, McMurray, Genis, Smith and Chambers. The severance agreements in place provide, under certain termination scenarios as reflected in the table below, for the payment of an amount equal to two times base salary and annual incentive compensation amounts plus continuation of health insurance coverage for a maximum period of one year. Mr. Thaman’s previous eligibility for reimbursement with respect to certain taxes if applicable to the severance payments has been discontinued. The severance agreements provide for payments upon a change-in-control only if the individual is also terminated for reasons other than cause in connection with the change-in-control. Payments under the severance agreements are made in cash and are paid, depending upon the terms of the individual NEO’s agreement, either in the form of a one-time lump-sum payment or in the same manner as the regular payroll payments over a 24-month period. Health care coverage provided under the severance agreements is provided in-kind.

The CIP and the LTIP each contain provisions that require continued employment during the performance period in order to be eligible to receive a payout under the plans, absent a change-in-control. However, for death or disability which occurs during the performance period, the NEO may receive a pro-rated CIP award for that performance period. CIP payments are made in one-time, lump-sum payments of cash.

The Stock Plan provides, under certain circumstances as described above, for acceleration of vesting of restricted stock, performance share units and option awards. Accelerated vesting of outstanding restricted stock, performance share units and option awards may only occur upon death, disability or a change-in-control.

The NEOs are entitled, upon or following their termination, to their accrued benefits under the Supplemental Plan arrangements as described above. NEOs would also be entitled to the normal vested pension benefits and other vested benefits which are generally available to all salaried employees who terminate employment with the Company under various circumstances.

Upon the occurrence of any triggering event, the payment and benefit levels would be determined under the terms of the agreement. The specific definitions of the triggering events are set forth in detail in the agreements which have been filed as exhibits to prior disclosures. In addition, severance payments are paid contingent upon confidentiality, a mutual release and an agreement not to compete. Each of the retirement payments of vested accrued benefits that would have occurred upon a termination event described herein are set forth in the narrative to the 2017 Pension Benefits Table above.

PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL TABLE

(assumes termination or change-in-control as of December 29, 2017)

($ in thousands)

Event and Amounts	Michael H. Thaman	Michael C. McMurray	Arnaud P. Genis	Daniel T. Smith	Brian D. Chambers
Voluntary Termination
No other payments due	—	—	—	—	—
Retirement
No other payments due	—	—	—	—	—
Involuntary Termination for Cause
Outplacement Services (1)	22	—	—	—	—
Involuntary Not-For-Cause Termination
CIP	2,023	718	667	552	538
Restricted Stock Awards (2)	—	—	—	—	—
Option Awards (2)	—	—	—	—	—
Performance Share Units (3)	—	—	—	—	—
Cash Severance	5,292	2,250	2,170	1,870	1,750
Health Care Continuation (1)	31	11	—	16	16
Outplacement Services (1)	22	22	22	22	22
Termination Upon a Change-in-Control
CIP	2,023	718	667	552	538
Restricted Stock Awards (2)	11,129	2,565	3,935	1,991	1,588
Option Awards (2)	1,228	286	314	205	124
Performance Share Units (3)	30,303	6,891	6,689	5,342	4,422
Cash Severance	5,292	2,250	2,170	1,870	1,750
Health Care Continuation (1)	31	11	—	16	16
Outplacement Services (1)	22	22	22	22	22
Change-in-Control with No Termination
Restricted Stock Awards (2)	11,129	2,565	3,935	1,991	1,588
Option Awards (2)	1,228	286	314	205	124
Performance Share Units (3)	30,303	6,891	6,689	5,342	4,422
Pre-Retirement Death
CIP	2,023	718	667	552	538
Restricted Stock Awards (2)	11,129	2,565	3,935	1,991	1,588
Option Awards (2)	1,228	286	314	205	124

(1)	Where eligible for such benefits, the amount includes both health care continuation coverage and/or outplacement services. The value of health care continuation is based on the Company’s net plan cost and the coverage category in which the executive is enrolled; this value assumes that the executive continues to pay the employee portion of the premium. The value of outplacement services assumes the maximum services available under the severance agreement. As a practical matter the actual value of such services is typically substantially less than the maximum.
(2)	For stock awards and option awards, vesting is generally incremental over a four-year period and any non-vested portion is forfeited upon termination. Vesting on these stock awards and option awards is only accelerated in the case of death, disability, or change-in-control, and no options may vest earlier than one year from grant except in the case of a change-in-control. The value of awards at vesting is uncertain and would reflect the then current value of the Company common stock and options then vesting. The amounts reflected in the table are calculated based on the closing stock price as of December 29, 2017 of $91.94.

(3)	Performance Share Unit awards are not forfeited upon death or disability, but would vest in full as of the date of death or disability and payout would be determined consistent with performance only at the end of the performance period. The value of awards at the end of the performance period is uncertain and would reflect the performance against the established performance targets. For involuntary termination, voluntary termination, or for termination for cause occurring before vesting, these awards would be forfeited. As of December 29, 2017 the NEOs are not eligible for pro-rata vesting upon retirement. Payout of Performance Share Unit awards is only accelerated in the case of a change-in-control. For this table it is assumed that Performance Share Units would pay out at maximum for a change-in-control, and disclosure is calculated based on the closing stock price as of December 29, 2017.

2017 NON-MANAGEMENT DIRECTOR COMPENSATION

The following table sets forth the compensation for 2017 of the non-management members of the Board of Directors. Employee directors do not receive additional compensation for such service. The narrative that follows the table describes the compensation programs applicable to the non-management directors during 2017.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Cesar Conde	88,000	132,000	220,000
J. Brian Ferguson	—	235,000	235,000
Ralph F. Hake	88,000	132,000	220,000
F. Philip Handy	88,000	132,000	220,000
Ann Iverson (3)	26,835	40,253	67,088
Edward F. Lonergan	—	235,000	235,000
Maryann T. Mannen	88,000	132,000	220,000
James J. McMonagle	88,000	132,000	220,000
W. Howard Morris	88,000	132,000	220,000
Suzanne P. Nimocks	58,750	176,250	235,000
John D. Williams	—	260,000	260,000

(1)	Includes the cash amount of the annual retainers for service on the Board and in certain Board leadership positions for 2017.
(2)	The amounts shown in this column relate to stock granted as the equity component of the directors’ retainers under the Stock Plan. The amounts shown reflect the aggregate grant date fair value with respect to all stock granted during 2017.
(3)	Ms. Iverson retired from the Board on April 20, 2017.

During 2017, the Company compensated each non-management director pursuant to a standard annual retainer arrangement that does not involve the payment of meeting fees. This arrangement provides for an annual retainer and annual chair retainer as approved by the Compensation Committee. Each non-management director received an annual Board retainer of $220,000. The Chair of each Board committee received an additional annual retainer of $15,000, prorated if only part of the year was served in the Chair position. The Lead Independent Director received an additional annual retainer in the amount of $25,000. All retainers were paid in a combination of stock and cash based on the director’s election (subject to a minimum 60% stock requirement). Stock compensation for annual retainers may be deferred for issuance to the director upon the distribution date elected in writing prior to the start of the year. The annual retainers are otherwise paid on a quarterly basis. Non-management directors receive no perquisites.

Our stock ownership guidelines currently provide that each non-management director must own stock with a value of five times the maximum cash retainer. As of the date of this Proxy Statement, all non-management directors with more than three years of tenure on the Board hold stock in excess of the ownership guidelines.

Owens Corning established a Deferred Compensation Plan, effective January 1, 2007, under which non-management directors have been permitted to defer some or all of their cash compensation for annual retainer, annual chair retainer and meeting fees. Such deferred cash compensation will be credited to an individual account and will accrue gains or losses under notional investment funds available under the plan and as selected by the director (the available fund options include a fund indexed to Company common stock). The Company does not contribute, nor does it match, any amounts deferred by directors.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Information regarding Owens Corning’s equity compensation plans as of December 29, 2017, is as follows:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	517,600	$37.17	3,253,903
Equity compensation plans not approved by security holders	—	—	—

Total	517,600	$37.17	3,253,903

(1)	Relates to the Owens Corning 2016 Stock Plan, which authorizes the grant of stock options, stock appreciation rights, restricted stock units, bonus stock awards and performance stock awards.
(2)	Restricted stock and performance share units are not taken into account in the weighted-average exercise price as such awards have no exercise price.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2018, subject to ratification by our stockholders.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to answer questions. They also have the opportunity to make a statement if they desire to do so.

We are asking our stockholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018. Although ratification is not required by our bylaws or otherwise, the Board has submitted the selection of PricewaterhouseCoopers LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors and the Audit Committee recommend a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018.

PROPOSAL 3

APPROVAL, ON AN ADVISORY BASIS, OF 2017 NAMED EXECUTIVE OFFICER COMPENSATION

The Company is presenting the following proposal, which gives stockholders the opportunity to cast a non-binding vote to approve the 2017 compensation of our named executive officers by voting for or against the resolution below. This resolution is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Consistent with the preference expressed by our stockholders, the Company will hold this advisory vote on an annual basis until the next non-binding vote on the frequency with which advisory votes to approve named executive officer compensation should be held.

In considering your vote, we encourage you to review the Compensation Discussion and Analysis section and the compensation tables and narratives in this Proxy Statement. The Company believes its compensation philosophy and programs are strongly linked to performance and results and appropriately aligned with the interests of stockholders.

•	Compensation opportunities are generally competitive with market median practices. Actual compensation levels may exceed target levels to the extent Company and individual performance exceeds expectations. In the event performance is below targeted levels, actual pay levels may be below target levels.
•	A significant majority of total compensation is performance-based.
•	Executives are appropriately focused on achieving annual financial and operational goals through the Company’s annual Corporate Incentive Plan and on maximizing stockholder value over the long term, through grants of restricted stock and performance share units.

Accordingly, the Company is asking stockholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the 2017 compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narratives and any related disclosure in the Proxy Statement.”

While our Board of Directors and Compensation Committee intend to consider carefully the stockholder vote resulting from the proposal, the final vote will not be binding and is advisory in nature.

The affirmative vote of a majority of the votes that could be cast by the holders of all stock entitled to vote that are present in person or by proxy at the Annual Meeting is required to approve, on an advisory basis, the 2017 compensation of our named executive officers.

The Board of Directors recommends that you vote FOR approval, on an advisory basis, of the 2017 compensation of our named executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, and SEC regulations require Owens Corning’s directors, certain officers and greater than ten percent stockholders to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Owens Corning undertakes to file such forms on behalf of our current reporting directors and officers pursuant to a power of attorney given to certain attorneys-in-fact. Reporting directors, officers and ten percent stockholders are also required by the SEC rules to furnish Owens Corning with copies of all Section 16(a) reports they file.

Based solely on our review of copies of such reports received and/or written representations from such reporting directors, officers and greater than ten percent stockholders, Owens Corning believes that all Section 16(a) filing requirements applicable to its reporting directors, officers and greater than ten percent stockholders were complied with during fiscal year 2017.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

Under the rules of the SEC, if a stockholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2019 Annual Meeting of Stockholders, the proposal must be received by us at our principal executive offices at One Owens Corning Parkway, Toledo, Ohio 43659 by November 15, 2018. However, in the event that we hold our 2019 Annual Meeting of Stockholders more than 30 days before or 30 days after the one-year anniversary date of the 2018 Annual Meeting, we will disclose the new deadline by which stockholder proposals must be received under Item 5 of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. The proposal should be sent to the attention of the Secretary of the Company.

Under our bylaws, and as permitted by the rules of the SEC, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders. These procedures provide that for nominations of director nominees and/or another item of business to be properly brought before an Annual Meeting of Stockholders, a stockholder must give timely notice of such nomination or other item of business in writing to the Secretary of the Company at our principal executive offices and such other item of business must otherwise be a proper matter for stockholder action. If you are a stockholder and desire to introduce a nomination or propose an item of business at our 2019 Annual Meeting of Stockholders, you must deliver the notice of your intention to do so:

•	not earlier than December 20, 2018 and not later than January 19, 2019 if the date of the 2019 Annual Meeting is held within 30 days before or 60 days after the first anniversary of this year’s Annual Meeting;

•	not earlier than the 120th day prior to the date of the 2019 Annual Meeting and not later than the later of the 90th day prior to the date of the 2019 Annual Meeting and the 10th day following the day on which a public announcement of the date of the 2019 Annual Meeting is first made by the Company if the date of the 2019 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the date of this year’s Annual Meeting; or

•	in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors by January 9, 2019 only with respect to nominees for any new positions created by such increase, not later than the 10th day following the day on which such public announcement is made by the Company.

These time limits also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. If we do not receive timely notice, or if we meet other SEC requirements, the persons named as proxies in the proxy materials relating to the meeting will use their discretion in voting at the meeting.

The Board is not aware of any matters that are expected to come before the 2018 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named as proxies intend to vote the proxies in accordance with their best judgment.

The chairman of the Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

Whether or not you plan to attend the Annual Meeting, your vote is important. Please vote on the Internet, by telephone or by mail.

If you vote by telephone, the call is toll-free. No postage is required for mailing in the United States if you vote by mail using the enclosed prepaid envelope.

By order of the Board of Directors,

Secretary

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Owens Corning on behalf of the Company of proxies to be voted at the 2018 Annual Meeting and at any adjournment or postponement thereof. On or about March 15, 2018, we began distributing these proxy materials to stockholders.

How can I attend the Annual Meeting?

You are invited to attend the Annual Meeting on April 19, 2018, beginning at 10:00 a.m., Eastern Daylight Time. The Annual Meeting will be held at the offices of Jones Day, 250 Vesey Street, New York, New York 10281. Only stockholders who are eligible to vote at the Annual Meeting or their authorized representatives will be admitted. Stockholders must present one form of photo identification to be admitted to the Annual Meeting. If you are a beneficial owner of shares, you also must present a brokerage statement or other proof of ownership to be admitted. We reserve the right to prohibit cameras, recording equipment, electronic devices, large bags, briefcases or packages to be carried into the Annual Meeting. Seating will be limited.

Who is entitled to vote at the Annual Meeting?

Holders of Owens Corning common stock at the close of business on February 20, 2018, the record date for the Annual Meeting, are entitled to receive this Proxy Statement and to vote their shares at the Annual Meeting. As of that date, there were 111,714,050 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. All stockholders of record may vote in person at the Annual Meeting. Stockholders of record may also be represented by another person by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot in order to vote at the Annual Meeting.

The names of stockholders of record entitled to vote at the Annual Meeting will be available for any purpose germane to the meeting at the Annual Meeting and for ten days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:30 p.m., at our principal executive offices at One Owens Corning Parkway, Toledo, Ohio, 43659 by contacting the Secretary of the Company.

How do I vote?

You may vote using one of the following methods:

•	vote through the Internet at www.proxyvote.com using the instructions included on the proxy card or voting instruction card;
•	vote by telephone using the instructions on the proxy card or voting instruction card;
•	complete and return a written proxy or voting instruction card; or
•	attend and vote at the Annual Meeting. (See “Who is entitled to vote at the Annual Meeting?”)

Your vote is important. Please vote promptly.

Will my shares be voted if I do not provide instructions to my broker?

If you are the beneficial owner of shares held in “street name” by a broker, the broker (as the record holder of the shares) is required to vote those shares in accordance with your instructions. If you do not provide instructions, your broker will not be able to vote your shares on “non-discretionary” proposals. The only item at the Annual Meeting that is “discretionary” is ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Accordingly, if you are a beneficial owner, your broker or other holder of record is permitted to vote your shares on the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm even if the stockholder of record does not receive voting instructions from you.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Secretary of the Company;
•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or
•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker or other holder of record.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

What are the voting requirements to elect the directors and to approve the proposals discussed in this Proxy Statement?

The presence of the holders of a majority of the shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum.

•	Election of Directors

Your proxy will vote for each of the 10 nominees unless you specifically vote against any of the nominees or abstain from voting with respect to a director’s election. Pursuant to our bylaws, majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. “Votes cast” shall include votes against a director and shall exclude abstentions and broker non-votes with respect to a director’s election. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. We do not know of any nominee for the Board of Directors who would be unable to serve if elected.

•	Ratification of the Selection of PricewaterhouseCoopers LLP

Although ratification is not required by our bylaws or otherwise, we are asking our stockholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018. The affirmative vote of a majority of the votes which could be cast by the holders of all stock entitled to vote which are present in person or by proxy at the Annual Meeting is required to approve the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018. Abstentions will count as present and entitled to vote for purposes of this proposal and will have the effect of a vote against this proposal. This proposal is considered a “discretionary” proposal and, as a result, we do not expect broker non-votes on this proposal.

•	Say on Pay

The affirmative vote of a majority of the votes which could be cast by the holders of all stock entitled to vote which are present in person or by proxy at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers. Abstentions will count as present and entitled to vote for purposes of this proposal and will have the effect of a vote against this proposal. Broker non-votes are not considered entitled to vote on this proposal and, as a result, broker non-votes will not have any effect on this proposal.

Could other matters be decided at the Annual Meeting?

At the time this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. However, if other matters should be properly presented at the meeting, the proxy holders will have the discretion to vote your shares in accordance with their best judgment.

Who will tabulate the votes?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election. Ava Harter and Omar Chaudhary have been appointed to serve as alternate inspectors of election in the event Broadridge is unable to serve.

Who will pay the cost of this proxy solicitation?

The Company will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission or facsimile transmission, and such persons will not receive additional compensation for their solicitation efforts. We have hired Alliance Advisors, LLC to assist in the distribution and solicitation of proxies for a fee of $20,000, plus reasonable expenses, for these services.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” This procedure is designed to reduce the volume of duplicate information received at your household and helps us reduce our printing and mailing costs. Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting and Proxy Statement and accompanying documents, unless one or more of these stockholders notifies us otherwise.

Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting and Proxy Statement and accompanying documents, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting and Proxy Statement and the accompanying documents, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge as indicated above. Broadridge will, upon written or oral request, promptly deliver a separate copy of the Notice of Annual Meeting and Proxy Statement and the accompanying documents to a stockholder at a shared address to which a single copy of the annual report or proxy statement was delivered.

Beneficial owners can request information about householding from their brokers or other holders of record.

ANNEX A

Free cash flow is a non-GAAP liquidity measure used by investors, financial analysts and management to help evaluate the company’s ability to generate cash to pursue opportunities that enhance shareholder value. Free cash flow is not a measure of residual cash flow available for discretionary expenditures due to the company’s mandatory debt service requirements. Free cash flow is used internally by the company for various purposes, including reporting results of operations to the Board of Directors of the company and analysis of performance. Management believes that this measure provides a useful representation of our operational performance and liquidity; however, the measure should not be considered in isolation or as a substitute for net cash flow provided by operating activities as prepared in accordance with GAAP. Please refer to the 2017 Form 10-K filed with the SEC on February 21, 2018 for the Consolidated Statements of Cash Flows, which includes further information on operating activities, investing activities and financing activities.

The reconciliation from net cash flow provided by operating activities to free cash flow is shown in the table below (in millions):

	Twelve Months Ended December 31,

	2015	2016	2017

NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES	$742	$943	$1,016
Less: Cash paid for property, plant and equipment	(401)	(373)	(337)

FREE CASH FLOW	$341	$570	$679

Operating working capital (a non-GAAP financial measure) is defined as receivables plus inventories less accounts payable. Operating working capital is a measure used by investors, financial analysts and management to help evaluate the company’s deployment of short-term assets and liabilities used to generate cash from its operations. Operating working capital is used internally by the company for various purposes, including reporting results of operations to the Board of Directors of the company and analysis of performance. Management believes that this measure provides useful information of our operational performance, balance sheet management and liquidity; however, the measure should not be considered in isolation or as a substitute for net working capital as prepared in accordance with GAAP.

The reconciliation from net working capital to operating working capital is shown in the table below (in millions):

	Twelve Months Ended December 31,
	2014	2015	2016	2017
Total current assets	$1,773	$1,508	$1,586	$1,985
Less: Total current liabilities	(924)	(1,063)	(963)	(1,282)
Net working capital	$849	$445	$623	$703

Average of beginning and ending net working capital	n/a	$647	$534	$663
Net sales	n/a	$5,350	$5,677	$6,384
Ratio (Average net working capital / Net sales)	n/a	12.1%	9.4%	10.4%

Reconciliation adjustments
Less: Cash and cash equivalents	$(67)	$(96)	$(112)	$(246)
Less: Assets held for sale - current	(16)	(12)	(12)	(12)
Less: Other current assets	(199)	(47)	(74)	(80)
Plus: Accounts payable and accrued liabilities	890	894	960	1,277
Plus: Short-term debt	31	6	—	1
Plus: Long-term debt - current portion	3	163	3	4
Less: Accounts payable	(542)	(535)	(615)	(834)
Subtotal of reconciliation adjustments	$100	$373	$150	$110
Operating working capital	$949	$818	$773	$813

Average of beginning and ending operating working capital	n/a	$884	$796	$793
Net sales	n/a	$5,350	$5,677	$6,384
Ratio (Average operating working capital / Net sales)	n/a	16.5%	14.0%	12.4%

OWENS CORNING WORLD HEADQUARTERS

ONE OWENS CORNING PARKWAY

TOLEDO, OHIO, U.S.A. 43659

OWENS CORNING
ONE OWENS CORNING PARKWAY
TOLEDO, OH 43659

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. EDT on April 18, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. EDT on April 18, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees	For	Against	Abstain
1A	Cesar Conde	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain
1B	Adrienne D. Elsner	☐	☐	☐	2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018.		☐	☐	☐
1C	J. Brian Ferguson	☐	☐	☐
1D	Ralph F. Hake	☐	☐	☐	3.	To approve, on an advisory basis, 2017 named executive officer compensation.		☐	☐	☐
1E	Edward F. Lonergan	☐	☐	☐	NOTE: The proxies are authorized to vote, at their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
1F	Maryann T. Mannen	☐	☐	☐
1G	W. Howard Morris	☐	☐	☐
1H	Suzanne P. Nimocks	☐	☐	☐
1I	Michael H. Thaman	☐	☐	☐
1J	John D. Williams	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES
CUSIP #
SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com

— — — —  — — — — — — — — — — —  — — — — — — — — — — — — — — — —  — — — — — — — — — — —

OWENS CORNING Annual Meeting of Stockholders April 19, 2018, 10:00 AM EDT This proxy is solicited by the Board of Directors

As to the undersigned’s stockholdings: The undersigned hereby appoints Ava Harter and Omar Chaudhary as proxies, each with full power of substitution, to represent and vote as designated on the reverse side all the shares of Common Stock of Owens Corning held of record by the undersigned on February 20, 2018, at the Annual Meeting of Stockholders of Owens Corning to be held at Jones Day, 250 Vesey Street, New York, New York 10281 on April 19, 2018, at 10:00 a.m. EDT, or any adjournment or postponement thereof.

This proxy when properly executed and timely received prior to the meeting will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each of the ten nominees in proposal 1, and FOR proposals 2 and 3. Whether or not direction is made, each of the proxies is authorized to vote in his or her discretion on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side